Exhibit 2.10
EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

dated as of February 6, 2018

by and between
NRG GAS DEVELOPMENT COMPANY, LLC,
a Delaware limited liability company,

as Seller

and

NRG YIELD OPERATING LLC,
a Delaware limited liability company,

as Purchaser

ARTICLE 1	DEFINITIONS, INTERPRETATION

1.01	Definitions 1

1.02	Interpretation 12

ARTICLE 2	SALE OF MEMBERSHIP INTERESTS AND CLOSING

2.01	Purchase and Sale 13

2.02	Payment of Purchase Price 14

2.03	Closing 14

2.04	Aggregate Net Working Capital Adjustment Amount 15

2.05	Tested Capacity Adjustment Amount 18

2.06	Tested Heat Rate Adjustment Amount 18

2.07	Insurance Premium Adjustment 18

2.08	VWAP Adjustment 18

2.09	CSA Adjustment 19

2.10	O&M Adjustment. 19

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER

3.01	Existence 20

3.02	Authority 20

3.03	No Consent 20

3.04	No Conflicts 20

3.05	Regulatory Matters 20

3.06	Legal Proceedings 20

3.07	Brokers 21

3.08	Compliance with Laws 21

3.09	Holdco and the Project Company 21

3.10	No Undisclosed Liabilities 22

3.11	Taxes 22

3.12	Employees 24

3.13	The Company Contracts 24

3.14	Real Property 25

3.15	Title Policy 26

3.16	Environmental 26

3.17	Permits 26

3.18	Affiliate Transactions 27

3.19	Intellectual Property 27

3.20	Insurance 28

i

(continued)

3.21	Financial Statements 28

3.22	Absence of Changes 28

3.23	Sufficiency of Assets; Tangible Personal Property 29

3.24	Bank Accounts 30

3.25	Regulatory Status 30

3.26	Support Obligations 30

3.27	Disclosures 30

3.28	Projections 30

3.29	No Other Warranties 30

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.01	Existence 31

4.02	Authority 31

4.03	No Consent 31

4.04	No Conflicts 31

4.05	Permits and Filings 32

4.06	Legal Proceedings 32

4.07	Purchase for Investment 32

4.08	Brokers 32

4.09	Governmental Approvals 32

4.10	Compliance with Laws 32

4.11	Due Diligence 32

ARTICLE 5	COVENANTS OF SELLER

5.01	Regulatory and Other Permits 33

5.02	Access to Information 33

5.03	Notification of Certain Matters 33

5.04	Conduct of Business 34

5.05	Insurance Claims 37

5.06	Casualty Loss 37

5.07	Seller Parent Guaranty. 38

5.08	Fulfillment of Conditions 38

5.09	Further Assurances 38

5.10	Reports 38

ARTICLE 6	COVENANTS OF PURCHASER

6.01	Regulatory and Other Permits 39

6.02	Fulfillment of Conditions 39

ii

(continued)

6.03	Further Assurances 39

6.04	NYLD Acquisition Agreement Support. 39

ARTICLE 7	CONDITIONS TO OBLIGATIONS OF PURCHASER

7.01	Bring-Down of Seller’s Representations and Warranties 40

7.02	Performance at Closing 40

7.03	Litigation 40

7.04	Assignment of Membership Interests 40

7.05	Approvals and Consents 40

7.06	Officers’ Certificates 40

7.07	FIRPTA Certificate 40

7.08	Commercial Operation 40

7.09	Term Conversion. 41

7.10	PASA Amendment 41

7.11	CSA 41

7.12	Amendment to Note Purchase Agreement 41

7.13	Amendment to O&M Agreement 41

7.14	Amendment to Settlement Agreement 41

7.15	Guaranties 41

ARTICLE 8	CONDITIONS TO OBLIGATIONS OF SELLER

8.01	Bring-Down of Purchaser’s Representations and Warranties 41

8.02	Performance at Closing 41

8.03	Approvals and Consents 41

8.04	Litigation 41

8.05	Assignment of Membership Interests 42

8.06	Certificates 42

8.07	Commercial Operation 42

8.08	Term Conversion. 42

8.09	NYLD Acquisition Agreement 42

ARTICLE 9	TAX MATTERS

9.01	Certain Taxes 42

9.02	Allocation of Purchase Price 43

ARTICLE 10	SURVIVAL

10.01	Survival of Representations, Warranties, Covenants and Agreements 43

ARTICLE 11	INDEMNIFICATION

11.01	Indemnification by Seller 44

iii

(continued)

11.02	Indemnification by Purchaser 44

11.03	Period for Making Claims 44

11.04	Limitations on Claims 44

11.05	Procedure for Indemnification of Third Party Claims 45

11.06	Rights of Indemnifying Party in the Defense of Third Party Claims 46

11.07	Direct Claims 47

11.08	Exclusive Remedy 47

11.09	Indemnity Treatment 47

11.10	Mitigation 47

11.11	No Solicitation 47

ARTICLE 12	TERMINATION

12.01	Termination 48

12.02	Effect of Termination 48

ARTICLE 13	MISCELLANEOUS

13.01	Notices 49

13.02	Entire Agreement 50

13.03	Specific Performance 50

13.04	Time of the Essence 50

13.05	Expenses 50

13.06	Confidentiality; Disclosures 50

13.07	Waiver 50

13.08	Amendment 51

13.09	No Third Party Beneficiary 51

13.10	Assignment 51

13.11	Severability 51

13.12	Governing Law 51

13.13	Consent to Jurisdiction 51

13.14	Waiver of Jury Trial 52

13.15	Limitation on Certain Damages 52

13.16	Disclosures 52

13.17	Facsimile Signature; Counterparts 53

iv

(continued)

EXHIBITS

Exhibit A    Assignment of Membership Interests
Exhibit B    Wire Transfer Instructions
Exhibit C    Aggregate Target Net Working Capital Calculation
Exhibit D    Form of Officer’s Certificate of Seller
Exhibit E    Form of Secretary’s Certificate of Seller
Exhibit F    Form of Certificate of Non-Foreign Status of Seller
Exhibit G    Form of Officer’s Certificate of Purchaser
Exhibit H    Form of Secretary’s Certificate of Purchaser
Exhibit I    Seller Parent Guaranty
Exhibit J    Carlsbad Construction Budget and Schedule
Exhibit K    Form of PASA Amendment
Exhibit L    Form of O&M Guaranty
Exhibit M    Form of PASA Guaranty
Exhibit N    CSA Key Terms
SCHEDULES

Schedule 1.01(b)    Permitted Exceptions and Permitted Liens
Schedule 3.03        Seller Consents
Schedule 3.05        Seller Approvals
Schedule 3.06        Legal Proceedings
Schedule 3.07        Brokers
Schedule 3.09(a)    Jurisdiction of Holdco and the Project Company
Schedule 3.09(b)(i)    Exceptions to Seller’s Ownership
Schedule 3.09(b)(ii)    Ownership of Holdco and the Project Company
Schedule 3.09(b)(iii)    Liens on Equity Interests
Schedule 3.09(c)    Directors and Officers
Schedule 3.09(e)    Options, Voting Trusts, and Other Agreements
Schedule 3.09(f)    Subsidiaries, Interests in Joint Ventures, and Others
Schedule 3.09(g)    Other Business
Schedule 3.09(i)    Liens on Title to the Acquired Interests
Schedule 3.10        Liabilities
Schedule 3.11        Taxes

    Schedule 3.13        Company Contracts
Schedule 3.14        Real Property

v

(continued)

Schedule 3.16        Environmental

    Schedule 3.17        Permits
Schedule 3.18        Affiliate Transactions
Schedule 3.19        Intellectual Property
Schedule 3.20        Insurance
Schedule 3.22        Absence of Changes
Schedule 3.24        Bank Accounts
Schedule 3.26        Support Obligations
Schedule 3.28        Closing Date Financial Model
Schedule 4.03        Purchaser Consents
Schedule 4.05        Purchaser Permits
Schedule 4.08        Brokers
Schedule 4.09        Governmental Approvals
Schedule 5.04        Conduct of the Business

vi

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of February 6, 2018 (the “Effective Date”) is made and entered into by and between NRG Gas Development Company, LLC, a Delaware limited liability company (“Seller”), and NRG Yield Operating LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are referred to, collectively, as the “Parties” and each, individually, as a “Party.” Capitalized terms used herein shall have the meanings set forth in Section 1.01.
RECITALS
WHEREAS, Seller owns one hundred percent (100%) of the membership interests (the “Acquired Interests”) of Carlsbad Energy Holdings LLC, a Delaware limited liability company (“Holdco”);
WHEREAS, Holdco owns one hundred percent (100%) of the membership interests in Carlsbad Energy Center LLC (the “Project Company”);
WHEREAS, the Project Company is developing and constructing an approximately 530 megawatt natural gas fired project in Carlsbad, California (the “Project”); and
WHEREAS, Seller desires to sell, and Purchaser desires to purchase all of the Acquired Interests on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS, INTERPRETATION
1.01    Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:
“Acquired Interests” has the meaning set forth in the Recitals.
“Acquisition Proposal” has the meaning set forth in Section 11.11.
“Action or Proceeding” means any action, suit, proceeding, arbitration or investigation by or before any Governmental Authority.
“Affiliate” of a specified Person means any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified. For the purposes of this Agreement, NRG Energy, Inc. and its direct or indirect subsidiaries, including Seller, Holdco and the Project Company shall not be considered “Affiliates” of NRG Yield, Inc. and its direct or indirect subsidiaries, including Purchaser.
“Aggregate Net Working Capital Amount” means (without duplication) the sum of the net working capital of Holdco as determined in accordance with the methodology used in the preparation of Aggregate Target Net Working Capital Amount set forth on Exhibit C, and otherwise in accordance with GAAP as of 12:01 A.M. (Eastern time) on the Closing Date. In the event the Closing does not occur on the last day of a month, then each item included as a proration item on Exhibit C and included in the calculation of Aggregate Net Working Capital

Amount shall be prorated to the extent applicable as of the Closing Date by multiplying the amount of each such item for the full calendar month by a fraction, the numerator of which is the number of days elapsed from and including the first day of the month in which the Closing Date occurs to but excluding the Closing Date, and the denominator of which is the total number of days in such month, provided that to the extent items may be determined on a daily basis, such amounts will be allocated on a daily basis.
“Aggregate Target Net Working Capital Amount” means Two Million Nine Hundred Seventy Three Thousand Two Hundred Sixty Five dollars ($2,973,265).
“Agreement” means this Purchase and Sale Agreement and the exhibits, the appendices and the Disclosure Schedules, as any of the same shall be amended or supplemented from time to time.
“Apportioned Obligations” has the meaning set forth in Section 9.01(a).
“Assignment of Membership Interests” means the Assignment and Assumption Agreement, in substantially the form of Exhibit A attached hereto.
“Balance Sheet Date” has the meaning set forth in Section 3.21.
“Base Purchase Price” has the meaning set forth in Section 2.02.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.
“Cap” has the meaning set forth in Section 11.04(c).
“Carlsbad Construction Budget and Schedule” means that capital expenditure budget and schedule for the Project attached hereto as Exhibit J.
“Carlsbad Financing” means the financing of the Project pursuant to the Credit Agreement and related financing documents.
“Casualty Loss” has the meaning set forth in Section 5.06.
“Claim Threshold” has the meaning set forth in Section 11.04(b).
“Closing” has the meaning set forth in Section 2.03(a).
“Closing Date” is the date on which the transactions contemplated hereunder are consummated.
“Closing Date Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(a).
“Closing Date Schedule Supplement” has the meaning set forth in Section 5.03(c).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company Contracts” has the meaning set forth in Section 3.13(a).
“Commercial Operation” has the meaning ascribed to such term in the Power Purchase Tolling Agreement.

“Consequential Damages” has the meaning set forth in Section 13.15.
“Constitutive Documents” means the certificates of formation and the limited liability company agreements or partnership agreements, as amended (if applicable), of Holdco and the Project Company.
“Contract” means any agreement, purchase order, commitment, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, entered into by a Person or by which a Person or any of its assets are bound.
“Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Credit Agreement” means that certain Credit Agreement, dated as of May 26, 2017, by and among Holdco, the lenders and issuing banks party thereto, and MUFG Union Bank, N.A.
“CSA” means a Contractual Services Agreement to be entered into by and between the Project Company and GE Packaged Power, Inc. or its Affiliate.
“CSA Adjustment Amount” means an amount in dollars equal to (a) $9.14 multiplied by (b) (i) the average annual CSA cost for the period January 1, 2019 through December 31, 2023 reflected in the Closing Date Financial Model minus (ii) the projected average annual CSA cost for the period January 1, 2019 through December 31, 2023 determined pursuant to the executed CSA.
“Deductible” has the meaning set forth in Section 11.04(a).
“Depositary Agreement” means that Depositary Agreement dated as of May 26, 2017, by and among Holdco, MUFG Union Bank, N.A., as Collateral Agent and MUFG Union Bank, N.A., as Depositary and Securities Intermediary.
“Disclosure Schedules” means the schedules attached to this Agreement, and dated as of the date hereof.
“Effective Date” has the meaning set forth in the Preamble.
“Employee Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that is (or when in effect was) subject to any provision of ERISA, including Title IV of ERISA, and is or was sponsored, maintained or contributed to by Seller, Holdco or the Project Company or any ERISA Affiliate.
“Environmental Laws” means any Law relating to the environment, or to handling, storage, transportation, emissions, discharges, releases or threatened emissions, discharges or releases of Hazardous Substances into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment or disposal of any Hazardous Substances, including, but not limited to, the Clean Air Act, the Federal Water Pollution Control Act (including, but not limited to the Clean Water Act and the Oil Pollution Act), the Safe Drinking Water Act, the Federal Solid Waste Disposal Act (including, but not limited to, the Resource Conservation and Recovery Act of 1976), the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, and the Occupational Safety and Health Act (to the extent relating to human exposure to Hazardous Materials) and any other federal, state or local laws, ordinances, rules or regulations now or hereafter existing relating to any of the foregoing.

“EPC Contract” means that certain Engineering, Procurement and Construction Agreement dated as of June 19, 2015 among the Project Company, ARB, Inc. and Burns & McDonnell Engineering Company, Inc., as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller, Holdco or the Project Company or that is a member of the same “controlled group” as Seller pursuant to Section 4001(a)(14) of ERISA; provided, however, that Holdco and the Project Company shall not be considered to be ERISA Affiliates from and after the Closing Date.
“Estimated Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.04(a).
“FERC” means the Federal Energy Regulatory Commission.
“Final Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(f).
“Final Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.04(b).
“Final Purchase Price” has the meaning set forth in Section 2.02.
“Financial Statements” has the meaning set forth in Section 3.21.
“FPA” means the Federal Power Act, as amended.
“GAAP” has the meaning set forth in Section 1.02(c).
“Governmental Approval” means any consent or approval required by any Governmental Authority.
“Governmental Authority” means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power, including NERC, FERC and each Regional Entity; or any court or governmental tribunal.
“Hazardous Substances” means any substance, element, compound or mixture, whether solid, liquid or gaseous: (a) which is defined as “hazardous waste” or “hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (b) which is  otherwise hazardous and is subject to regulation by any Governmental Authority; (c) petroleum hydrocarbons (other than naturally occurring petroleum hydrocarbons); (d) polychlorinated biphenyls (PCBs); (e) asbestos-containing materials (other than naturally occurring asbestos); or (f) radioactive materials (other than naturally occurring radioactive materials).
“Holdco” has the meaning set forth in the Recitals.
“Indebtedness” means all obligations of a Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and not past due), (d) under capital leases, (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit and other similar instruments (whether or not drawn), (g) in the nature of guaranties of the obligations described in clauses (a) through (f) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, or (h) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.

“Indemnified Party” means any Person claiming indemnification under any provision of Article 11.
“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 11.
“Insurance Premium Adjustment Amount” means an amount in dollars equal to (a) $9.14 multiplied by (b) the amount by which the aggregate insurance premiums reasonably required to be paid by Holdco or any Subsidiary for the Replacement Insurance Policies in the first year such policies are in effect is greater than or is less than $537,001 (which amount is expressed as a negative number if less than $537,001 and a positive number if greater than $537,001).
“Interim Period” means the period between the Effective Date and the Closing Date.
“IRS” means the United States Internal Revenue Service.
“Knowledge of Seller” means the actual knowledge of Dawn Gleiter, Eric Leuze, Alan Johnson and Larry Kostrzewa, after reasonable inquiry of their direct reports.
“Land” has the meaning set forth in Section 3.14(a).
“Laws” means all laws, statutes, treaties, rules, orders, codes, ordinances, standards, regulations, restrictions, official guidelines, policies, directives, interpretations, permits or other pronouncements having the effect of law of any Governmental Authority.
“Liabilities” means any liability, Indebtedness, obligation, commitment, or expense, in each case, requiring either (i) the payment of a monetary amount, or (ii) any type or fulfillment of an obligation, and in each case whether accrued, absolute, contingent, asserted, matured, unmatured, secured or unsecured.
“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any lien or security interest).
“Losses” means any and all claims, damages, losses, Liabilities, costs, fines, penalties assessed by any Governmental Authority and expenses (including settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions), and excluding any consequential, incidental, indirect, special, exemplary or punitive damages.
“Material Adverse Effect” means any fact, event, circumstance, condition, change or effect that has, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the assets, properties, liabilities, financial condition or results of operations of Holdco or the Project Company; provided, however, that none of the following shall be or will be at the Closing deemed to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect: any fact, event, circumstance, condition, change or effect resulting from (a) any economic change generally affecting the international, national or regional (i) electric generating industry or (ii) wholesale markets for electric power; (b) any economic change in markets for commodities or supplies, including electric power, as applicable, used in connection with Holdco or the Project Company; (c) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, natural disasters or weather-related events or changes imposed by a Governmental Authority associated with additional security; (d) any change in any Laws (including Environmental Laws), industry standards generally affecting the industry or markets in which Holdco or the Project Company operate or GAAP; (e) any change in the financial condition of Holdco or the Project Company caused by the pending sale of Holdco or the Project Company to Purchaser, including changes due to the credit rating of Purchaser; (f) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (g) any actions to be taken pursuant to or in accordance with this Agreement; or (h) the announcement or pendency of the transactions contemplated hereby, including any labor union activities or disputes; provided, however, that any fact, event, circumstance, condition, change or effect resulting from clauses (a) through (f) shall nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred to the extent such changes, events, effects or occurrences have a materially disproportionate impact on Holdco or the Project Company, taken as whole, as compared to similarly situated businesses in the same industry and in the same geographical area.
“NERC” means the North American Electric Reliability Corporation.
“Neutral Auditor” means Ernst & Young or, if Ernst & Young is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants, mutually agreed to by Purchaser and Seller.
“Note Purchase Agreement” means that certain Note Purchase Agreement, dated May 26, 2017, among Holdco and each purchaser party thereto.
“NRG ROFO Asset” has the meaning provided to such term in the ROFO Agreement.
“NYLD” means NRG Yield, Inc., a Delaware corporation.
“NYLD Acquisition Agreement” means that certain Purchase and Sale Agreement by and among Seller Parent, NRG Repowering Holdings LLC and Zephyr Purchaser pursuant to which, inter alia, Seller Parent has agreed to sell its interest in NRG Yield LLC to Zephyr Purchaser.
“NYLD Acquisition Closing” means the Closing as such term is defined in the NYLD Acquisition Agreement.
“O&M Adjustment Amount” has the meaning set forth in Section 2.10.
“O&M Agreement” means the Operation and Maintenance Management Agreement, dated as of February 1, 2016, by and between the Project Company and the O&M Contractor.
“O&M Contractor” means NRG California Peaker Operations LLC, a Delaware limited liability company.
“O&M Guaranty” means a guaranty in the form of Exhibit L hereto of O&M Contractor’s obligations under the O&M Agreement.
“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other security or equity interest of such Person or any security or right of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other security or equity interest of such Person, or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock (or any other equity interest or security) of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers (or similar positions) of such Person or the manner in which any shares of capital stock (or any other security or equity interest) of such Person are voted.
“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.

“Party” or “Parties” has the meaning set forth in the Preamble.
“PASA” means that Project Administration Services Agreement by and between the Project Company and NRG West Coast LLC dated as of January 1. 2016.
“PASA Administrator” means NRG West Coast LLC, a Delaware limited liability company.
“PASA Amendment” means the Amendment to the PASA, between the Project Company and the PASA Administrator, in the form of Exhibit K.
“PASA Guaranty” means a guaranty in the form of Exhibit M hereto of the PASA Administrator’s obligations under the PASA.
“Permit” means all licenses, permits, consents, authorizations, approvals, ratifications, certifications, registrations, exemptions, variances, exceptions and similar consents granted or issued by any Governmental Authority.
“Permitted Exceptions” means, with respect to the Real Property Rights, the following:
(a)        all Liens for Taxes, which are not due and payable as of the Closing Date or, if due, are (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01(b) of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of Holdco or the Project Company;
(b)    all building codes and zoning ordinances and other Laws of any Governmental Authority heretofore, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property Rights;
(c)        all easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements, and other similar matters which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;
(d)    all encroachments, overlaps, boundary line disputes, shortages in area, drainage and other easements, cemeteries and burial grounds and other similar matters which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;
(e)        all electric, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities of any nature now located on, over or under the Real Property Rights, and all licenses, easements, rights-of-way and other similar agreements relating thereto which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;
(f)        all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property Rights which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;
(g)    all rights with respect to the ownership, mining, extraction and removal of minerals of whatever kind and character (including, without limitation, all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores) that have been granted, leased, excepted or reserved prior to the date hereof which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the use and enjoyment of the Real Property Rights; and
(h)    inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the ordinary course of business of Holdco or the Project Company (i) as to which there is no existing default on the part of Holdco or the Project Company or (ii) that are being contested in good faith through appropriate proceedings and as set forth on Schedule 1.01(b) of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of Holdco or the Project Company.
“Permitted Liens” means any (a) mechanic’s, laborer’s, workmen’s, repairmen’s and carrier’s Liens, including all statutory Liens (i) relating to obligations as to which there is no existing default on the part of Holdco or the Project Company or (ii) that Seller is contesting in good faith through appropriate proceedings and set forth on Schedule 1.01(b) of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of Holdco and the Project Company, as applicable; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01(b) of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of Holdco and the Project Company; (c) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits; (d) pledges or deposits to secure public or statutory obligations or appeal bonds; (e) in the case of personal property owned or held by Holdco or the Project Company, covenants and other restrictions in the Company Contracts; and (f) any other Liens set forth on Schedule 1.01(b) of the Disclosure Schedules.
“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business, entity, organization, trust, union, association or Governmental Authority.
“Post-Closing Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(f).
“Power Purchase Tolling Agreement” means the Power Purchase Tolling Agreement between San Diego Gas & Electric Company and Project Company, dated June 1, 2015, as amended by the First Amendment dated as of August 21, 2015, by the Second Amendment dated March 1, 2016, by the Third Amendment dated March 31, 2016, by the Fourth Amendment dated July 25, 2016, by the Fifth Amendment dated November 21, 2016, and by the Sixth Amendment dated April 25, 2017.
“Preliminary Purchase Price” has the meaning set forth in Section 2.02.
“Project” has the meaning set forth in the Recitals.
“Project Company” has the meaning set forth in the Recitals.
“Projections” has the meaning set forth in Section 3.27.
“Proposed Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.04(b).
“PUHCA” means the Public Utility Holding Company Act of 2005.
“Purchase Price” means the Base Purchase Price minus the Aggregate Target Net Working Capital Amount.
“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Approvals” has the meaning set forth in Section 4.09.
“Purchaser Consents” has the meaning set forth in Section 4.03.
“Purchaser Indemnified Parties” means Purchaser, its successors and assigns, and each of their Representatives.
“Purchaser Tested Heat Rate Adjustment Amount” means an amount in dollars equal to the sum of (a) $70,000 for each Btu/kWh (up to 100 Btu/kWh) by which the Tested Heat Rate exceeds 9,244 Btu/kWh, plus (b) $30,000 for each additional Btu/kWh by which the Tested Heat Rate exceeds 9,344 Btu/kWh, minus (c) the amount of any Performance Liquidated Damages (as defined in the Turbine Supply Contract) received by the Project Company under the Turbine Supply Contract in respect of the Project’s failure to achieve the Heat Rate Guarantee (as defined in the Turbine Supply Contract), and minus (d) the amount of any liquidated damages received by the Project Company under the EPC Contract in respect of the Project’s failure to achieve the BOP Performance Guarantee (as such term is defined in the EPC Contract).
“Real Property Rights” means all real property rights and interests of Holdco and the Project Company, including, but not limited to, all options, leases, easements, land use rights, access easements, transmission line easements, rights to ingress and egress, any and all bids, grants, awards, applications, rights to negotiate, and all other rights relating to the Land.
“Regional Entity” means the Western Electricity Coordinating Council or its successor.
“Replacement Insurance Policies” means insurance policies with respect to the Project naming Holdco and/or any of the Subsidiaries as beneficiary (a) providing for the same or equivalent coverages as the insurance policies set forth on Schedule 3.20 and (b) that are policies covering substantially all of the gas fired generating projects owned by Purchaser or its Affiliates.
“Representatives” means, as to any Person, its officers, directors, employees, partners, members, stockholders, counsel, agents, accountants, advisers, engineers, and consultants.
“Restoration Cost” has the meaning set forth in Section 5.06.
“ROFO Agreement” means that Second Amended and Restated Right of First Offer Agreement dated February 24, 2017 by and between Seller Parent and NRG Yield, Inc.
“Satisfaction Date” has the meaning set forth in Section 5.06.
“Seller” has the meaning set forth in the Preamble, and includes its respective successors and assigns.
“Seller Approvals” has the meaning set forth in Section 3.05.
“Seller Consents” has the meaning set forth in Section 3.03.
“Seller Indemnified Parties” means Seller, its successors and assigns, and its Representatives.
“Seller Parent” means NRG Energy, Inc., a Delaware corporation.
“Seller Parent Guaranty” means that guaranty of Seller Parent dated as of the Effective Date and attached hereto as Exhibit I.

“Seller Tested Heat Rate Adjustment Amount” means an amount in dollars equal to the sum of (a) $15,000 for each Btu/kWh (up to 100 Btu/kWh) by which the Tested Heat Rate is less than 9,044 Btu/kWh, plus (b) $70,000 for each Btu/kWh (up to 100 Btu/kWh) by which the Tested Heat Rate is less than 8,944 Btu/kWh, plus (c) $30,000 for each additional Btu/kWh by which the Tested Heat Rate is less than 8,844 Btu/kWh.
“Settlement Agreement” means that certain Settlement Agreement, dated January 14, 2014, by and among City of Carlsbad, Carlsbad Municipal Water District, Cabrillo Power I LLC, the Project Company, and San Diego Gas & Electric Company.
“Tax” or “Taxes” means any income, profits, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, capital, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, goods and services, business or occupation or other tax, charge, assessment, duty, levy, unclaimed property or escheat obligation, compulsory loan or fee of any kind (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein required to be collected, or of any other nation or any jurisdiction therein, together with any obligations for the Taxes of any other person whether as successor, a member of a group, indemnitor, or otherwise, but excluding amounts paid or payable in respect of Permits.
“Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to or filed with a Governmental Authority by a Person with respect to Taxes, including, but not limited to, information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, form, return, statement or other information.
“Termination Date” has the meaning set forth in Section 12.01(b).

“Tested Capacity Adjustment Amount” means an amount in dollars equal to (a) $1,500,000 multiplied by (b) the number of MW by which 530 MW is greater than or less than the Tested Contract Capacity of the Project (determined in MW) (which amount is expressed as a positive number if the number of MW is less than 530 MW and a negative number if the number of MW is greater than 530 MW).
“Tested Contract Capacity” means the Contract Capacity determined during the Contract Capacity Test performed (or re-performed) during the Commercial Operation Test (as each such term is defined in the Power Purchase Tolling Agreement).
“Tested Heat Rate” means the Tested Heat Rate determined during the Heat Rate Test performed (or re-performed) during the Commercial Operation Test (as each such term is defined in the Power Purchase Tolling Agreement).
“Title Policy” has the meaning set forth in Section 3.15.
“Trademark License Agreement” means that Trademark License Agreement dated as of July 22, 2013 by and between NRG Energy, Inc. and NRG Yield, Inc. “Transfer Taxes” has the meaning set forth in Section 9.01(d).
“Turbine Supply Contract” means that Combustion Turbine Generator Supply Contract dated May 11, 2015 by and between the Project Company and GE Packaged Power, Inc. as amended by those ‘Change Orders’ (as defined in such Turbine Supply Contract) executed and delivered by the Project Company and GE Packaged Power, Inc.
“Zephyr Purchaser” means GIP III Zephyr Acquisition Partners, L.P. or its designated Affiliate.

1.02    Interpretation.
(a)        Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (v) the words “include” and “including” are not words of limitation and shall be deemed to be followed by the words “without limitation,” (vi) the use of the word “or” to connect two or more phrases shall be construed as inclusive of all such phrases (e.g., “A or B” means “A or B, or both”), (vii) the use of the conjunction “and/or” shall be construed as “any or all of” and (viii) references to Persons include their respective successors and permitted assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.
(b)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(c)        All accounting terms used herein and not expressly defined herein shall have the meanings given to them under United States generally accepted accounting principles (“GAAP”).
(d)    Unless the context otherwise requires, a reference to any Law includes any amendment, modification or successor thereto.
(e)        Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(f)        In the event of a conflict between this Agreement and any exhibit, schedule or appendix hereto, this Agreement shall control.
(g)    The Article and Section headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement.
(h)    Conflicts or discrepancies, errors, or omissions in this Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language, rather, they shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the Parties at the time of contracting.
(i)        A reference to any agreement or document is to that agreement or document as amended, novated, supplemented or replaced from time to time.

ARTICLE 2
SALE OF MEMBERSHIP INTERESTS AND CLOSING
2.01    Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Acquired Interests at the Closing on the terms and subject to the conditions set forth in this Agreement.

2.02    Payment of Purchase Price. Upon the terms and subject to the conditions hereinafter set forth, in consideration of the delivery by Seller of the Acquired Interests, Purchaser, by wire transfer of immediately available United States funds, shall pay to Seller at the Closing an amount equal to (a) Three Hundred Sixty Five Million Dollars ($365,000,000) which amount shall include the Aggregate Target Net Working Capital Amount and which may be reduced pursuant to Section 5.06 (the “Base Purchase Price”), plus (b) the Closing Date Aggregate Net Working Capital Adjustment Amount (whether a positive or a negative amount) (such sum, the “Preliminary Purchase Price”), subject to adjustment to reflect the Final Aggregate Net Working Capital Amount (whether a positive or a negative amount) in accordance with Section 2.04, minus (c) the Tested Capacity Adjustment Amount in accordance with Section 2.05, plus (in the case of the Seller Tested Heat Rate Adjustment Amount) or minus (in the case of the Purchaser Tested Heat Rate Adjustment Amount) (d) the Purchaser Tested Heat Rate Adjustment Amount or the Seller Tested Heat Rate Adjustment Amount in accordance with Section 2.06, minus (e) the Insurance Premium Adjustment Amount in accordance with Section 2.07, plus (f) the VWAP Adjustment Amount (if a positive number) in accordance with Section 2.08, plus (g) the CSA Adjustment Amount in accordance with Section 2.09, plus (h) the O&M Adjustment Amount in accordance with Section 2.10 (such adjusted amount, the “Final Purchase Price”).

2.03    Closing.
(a)        The closing of the transactions described in Section 2.01 (the “Closing”) will take place at the offices of Jones Day, counsel to Seller, at 51 Louisiana Avenue, NW, Washington, DC, 20001, or at such other place as the Parties mutually agree, at 10 A.M. local time, upon the fulfillment or waiver of the conditions set forth in Articles 7 and 8.
(b)    At the Closing, the following shall occur:
(i)    Purchaser shall pay an amount equal to (A) the Preliminary Purchase Price, minus (B) the Tested Capacity Adjustment Amount (if any), plus (in the case of the Seller Tested Heat Rate Adjustment Amount) or minus (in the case of the Purchaser Tested Heat Rate Adjustment Amount) (C) the Purchaser Tested Heat Rate Adjustment Amount (if any) or Seller Tested Heat Rate Adjustment Amount (if any), minus (D) the Insurance Premium Adjustment Amount (if any), plus (E) the VWAP Adjustment Amount (if a positive number), plus (F) the CSA Adjustment Amount (whether a positive or a negative amount), plus (G) the O&M Adjustment Amount by wire transfer of immediately available funds to Seller’s account as provided on Exhibit B;
(ii)    the Parties shall deliver, or cause to be delivered, to the other Parties the certificates and other deliverables pursuant to Articles 7 and 8;
(iii)    the execution by both Parties of the Assignment of Membership Interests; and
(iv)    Seller shall deliver to Purchaser a certificate or certificates representing the Acquired Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interest powers duly endorsed for transfer to Purchaser.

2.04    Aggregate Net Working Capital Adjustment Amount.
(a)    At least five (5) Business Days prior to the scheduled Closing Date, Seller will prepare and deliver to Purchaser a worksheet setting forth Seller’s good faith estimate of the Aggregate Net Working Capital Amount as of the Closing Date (the “Estimated Aggregate Net Working Capital Amount”), as well as a computation thereof (which computation shall be prepared in the same format and on the same basis used to prepare the Aggregate Target Net Working Capital Amount as set forth on Exhibit C). The Closing Date Aggregate Net Working Capital Adjustment Amount shall be (i) if the Estimated Aggregate Net Working Capital Amount is greater than the Aggregate Target Net Working Capital Amount, a positive amount equal to the difference between the Estimated Aggregate Net Working Capital Amount and the Aggregate Target Net Working Capital Amount; and (ii) if the Estimated Aggregate Net Working Capital Amount is less than the Aggregate Target Net Working Capital Amount, a negative amount equal to difference between the Aggregate Target Net Working Capital Amount and the Estimated Aggregate Net Working Capital Amount.
(b)    Within sixty (60) days after the Closing Date, Purchaser will prepare (at Purchaser’s expense) and deliver to Seller a worksheet setting forth Purchaser’s good faith computation of the actual Aggregate Net Working Capital Amount as of the Closing Date (the “Proposed Aggregate Net Working Capital Amount”), which computation shall be prepared in the same format and on the same basis used to prepare the Estimated Aggregate Net Working Capital Amount, together with a reasonably detailed explanation of, and documentation reasonably sufficient to confirm the accuracy of the computation of, such Proposed Aggregate Net Working Capital Amount. If within thirty (30) days following delivery of such worksheet and supporting documentation, Seller does not object in writing thereto to Purchaser, then the Proposed Aggregate Net Working Capital Amount shall constitute the actual Aggregate Net Working Capital Amount as of the Closing Date for purposes of this Agreement (the “Final Aggregate Net Working Capital Amount”). If, within thirty (30) days following delivery of such worksheet and supporting documentation, Seller objects in writing thereto to Purchaser (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items) such Proposed Aggregate Net Working Capital Amount shall be subject to the objection and resolution provisions set forth in Section 2.04(e) below.
(c)        If the Proposed Aggregate Net Working Capital Amount is not prepared and delivered by Purchaser within the sixty (60) day period set forth in Section 2.04(b) above, Seller shall be entitled (but not obligated) during the sixty (60) day period commencing on the sixty-first (61st) day after the Closing Date to prepare (at Seller’s expense) and deliver to Purchaser a worksheet setting forth Seller’s good faith computation of the Proposed Aggregate Net Working Capital Amount, which computation shall be prepared in the same format and on the same basis used to prepare the Estimated Aggregate Net Working Capital Amount, and based upon information available to Seller, and accompanied by the documentation that supports Seller’s determinations and calculations. If within ten (10) days following delivery of such worksheet and supporting documentation, Purchaser does not object in writing thereto to Seller, then the Proposed Aggregate Net Working Capital Amount submitted by Seller pursuant to this Section 2.04(c) shall constitute the Final Aggregate Net Working Capital Amount. If, within ten (10) days following delivery of such worksheet and supporting documentation, Purchaser objects in writing thereto to Seller (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such Proposed Aggregate Net Working Capital Amount shall be subject to the objection and resolution provisions set forth in Section 2.04(e) below.
(d)    If neither Purchaser nor Seller prepare and timely deliver a Proposed Aggregate Net Working Capital Amount in accordance with Section 2.04(b) or (c), above, the Estimated Aggregate Net Working Capital Amount delivered at Closing shall become the Final Aggregate Net Working Capital Amount for all purposes hereunder.

(e)        If Seller timely objects to Purchaser’s Proposed Aggregate Net Working Capital Amount pursuant to Section 2.04(b) or if Purchaser timely objects to Seller’s Proposed Aggregate Net Working Capital Amount pursuant to Section 2.04(c), then Purchaser and Seller shall negotiate in good faith and attempt to resolve the particular items and values that are identified in the applicable written notice of objection over a twenty (20) day period commencing on delivery of written notice of objection pursuant to Section 2.04(b) or (c), as the case may be. Should such negotiations not result in an agreement as to the Final Aggregate Net Working Capital Amount within such twenty (20) day period (or such longer period as Purchaser and Seller may mutually agree), then either Party may submit such disputed items and values to the Neutral Auditor. Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor. Purchaser and Seller, and their respective Representatives, shall cooperate fully with the Neutral Auditor. The Neutral Auditor, acting as an expert and not an arbitrator, shall resolve such disputed items and determine the values to be ascribed thereto, and using those values (together with other items not in dispute) determine the Final Aggregate Net Working Capital Amount as of the Closing Date only (prepared on the same basis used to prepare the Estimated Aggregate Net Working Capital Amount). The Parties hereby agree that the Neutral Auditor shall only decide the specific disputed items, the values ascribed thereto and using those values (together with the other items included in the applicable Proposed Aggregate Net Working Capital Amount) determine the Final Aggregate Net Working Capital Amount, and the Neutral Auditor’s decision with respect to such disputed items and values must be within the range of values assigned to each such item in the applicable Proposed Aggregate Net Working Capital Amount and the notice of objection, respectively. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Purchaser and Seller. The Neutral Auditor shall be directed to resolve the disputed items and amounts and deliver to Purchaser and Seller a written determination of the Final Aggregate Net Working Capital Amount (such determination to be made consistent with this Section 2.04(e), including a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Purchaser and Seller) within thirty (30) days after being retained, which determination will be final, binding and conclusive on the Parties and their respective Affiliates and representatives, successors and assigns. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.04(e) shall be the exclusive mechanism for resolving disputes, if any, regarding the Aggregate Net Working Capital, if any, and neither Seller nor Purchaser shall be entitled to indemnification pursuant to Article 11 for Losses resulting or arising from the amount of the Aggregate Net Working Capital Amount or the determination of Aggregate Net Working Capital.
(f)        The “Final Aggregate Net Working Capital Adjustment Amount” shall be calculated by computing the Closing Day Aggregate Net Working Capital Adjustment Amount in accordance with Section 2.04(a) but substituting Final Aggregate Net Working Capital Amount for the Estimated Aggregate Net Working Capital Amount. The “Post-Closing Aggregate Net Working Capital Adjustment Amount” shall be the amount equal to (i) the Final Aggregate Net Working Capital Adjustment Amount minus (ii) the Closing Date Aggregate Net Working Capital Adjustment Amount. If the Post-Closing Aggregate Net Working Capital Adjustment Amount is a positive amount, then Purchaser shall pay in cash to Seller the amount of the Post-Closing Aggregate Net Working Capital Adjustment Amount. If the Post-Closing Aggregate Net Working Capital Adjustment Amount is a negative amount, then Seller shall pay in cash to Purchaser the amount equal to the absolute value of the Post-Closing Aggregate Net Working Capital Adjustment Amount. Any such net excess or deficit payment in respect of the Final Aggregate Net Working Capital Amount will be due and payable within fifteen (15) days after the Final Aggregate Net Working Capital Amount is finally determined as provided in this Section 2.04 and will be payable by wire transfer of immediately available funds to such account or accounts as shall be specified by Purchaser or Seller, as applicable. Any payments made pursuant to this Section 2.04(f) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.

(g)    Following the Closing, Seller and Purchaser shall cooperate and provide each other and, if applicable the Neutral Auditor, and their respective representatives, reasonable assistance and access to such books, records and employees (including those of Holdco and the Project Company) as are reasonably requested in connection with the matters addressed in this Section 2.04. Consistent with the foregoing, if Purchaser prepares the worksheet in accordance with Section 2.04(b), Purchaser shall, at its expense, provide or provide reasonable access (in a manner not unreasonably disruptive to its business) to Seller or the Neutral Auditor to review the books and records, documents and work papers related to the preparation of the worksheet and computation of the Final Aggregate Net Working Capital Amount and if Seller prepares the worksheet in accordance with Section 2.04(c), then Seller shall, at its expense, provide or provide reasonable access (in a manner not unreasonably disruptive to its business) to Purchaser or the Neutral Auditor to review the books and records, documents and work papers related to the preparation of the worksheet and computation of the Final Aggregate Net Working Capital Amount. If Purchaser prepares the worksheet in accordance with Section 2.04(b), Seller and the Neutral Auditor shall be entitled to make reasonable inquiries and information requests of Purchaser regarding the worksheet setting forth the computation of the Final Aggregate Net Working Capital Amount and the calculations set forth therein and if Seller prepares the worksheet in accordance with Section 2.04(c), Purchaser and the Neutral Auditor shall be entitled to make reasonable inquiries and information requests of Seller regarding the worksheet setting forth the computation of the Final Aggregate Net Working Capital Amount and the calculations set forth therein.

2.05    Tested Capacity Adjustment Amount. At least ten (10) Business Days prior to the Closing Date, Seller shall provide to Purchaser Seller’s determination of the Tested Capacity Adjustment Amount, if any, along with any reasonable supporting documentation reasonably requested by Purchaser.
2.06    Tested Heat Rate Adjustment Amount. At least ten (10) Business Days prior to the Closing Date, Seller shall provide to Purchaser Seller’s determination of the Purchaser Tested Heat Rate Adjustment Amount or the Seller Tested Heat Rate Adjustment Amount, if any, along with any reasonable supporting documentation reasonably requested by Purchaser.
2.07    Insurance Premium Adjustment. At least ten (10) Business Days prior to the Closing Date, Purchaser shall provide to Seller Purchaser’s determination of the Insurance Premium Adjustment Amount, if any, along with any reasonable supporting documentation reasonably requested by Seller. If Seller objects in writing to Purchaser’s determination of the Insurance Premium Adjustment Amount prior to the Closing Date, then Purchaser and Seller shall negotiate in good faith and attempt to resolve the particular items and values that are identified in the applicable written notice of objection. Should such negotiations not result in an agreement as to the Insurance Premium Adjustment Amount within five (5) days, then either Party may submit such disputed items and values to a mutually agreed upon nationally recognized insurance broker (the “Neutral Broker”). Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Broker. Purchaser and Seller, and their respective Representatives, shall cooperate fully with the Neutral Broker. The Neutral Broker, acting as an expert and not an arbitrator, shall resolve such disputed items. The Parties hereby agree that the Neutral Broker shall only decide the specific disputed items. All fees and expenses relating to the work, if any, to be performed by the Neutral Broker will be borne equally by Purchaser and Seller. The Neutral Broker shall be directed to resolve the disputed items and amounts and deliver to Purchaser and Seller a written determination of the Insurance Premium Adjustment Amount within thirty (30) days after being retained, which determination will be final, binding and conclusive on the Parties and their respective Affiliates and representatives, successors and assigns. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.07 shall be the exclusive mechanism for resolving disputes, if any, regarding the Insurance Premium Adjustment Amount, if any, and neither Seller nor Purchaser shall be entitled to indemnification pursuant to Article 11 for Losses resulting or arising from the determination of the Insurance Premium Adjustment Amount.
2.08    VWAP Adjustment. At least ten (10) Business Days prior to the Closing Date, Purchaser shall provide to Seller Purchaser’s determination of the VWAP Adjustment Amount (if a positive number), if any, along with any reasonable supporting documentation reasonably requested by Seller. For purposes of this Section 2.08, the following defined terms have the following meanings:
(a)        “Adjusted Trading CAFD Yield” means the greater of (a) the Trading CAFD Yield plus 200 bps and (b) ten and one half percent (10.5%).
(b)    “Base CAFD” means $39,928,791.
(c)        “NYLD Class C Shares” means shares of Class C common stock of NYLD.
(d)    “NYLD Equity Offering” means a non-at-the-market public offering of NYLD Class C Shares that (a) is the first such offering to be made following the Effective Date (but prior to the Closing Date) and (b) results in proceeds to NYLD in excess of $1,000,000.
(e)        “Trading CAFD Yield” means the quotient (expressed as a percentage) of (a) 1.515 divided by (b) the volume-weighted average price of the NYLD Class C Shares traded on the New York Stock Exchange for the thirty (30) Trading Day period concluding on the earlier to occur of (i) the Trading Day immediately prior to the commencement date of the NYLD Equity Offering and (ii) ten (10) Business Days prior to the Closing Date.

(f)        “Trading Day” means a day on which the New York Stock Exchange is open for trading in securities.
(g)    “VWAP Adjustment Amount” means an amount in dollars equal to the greater of (a) (x) the quotient of the (i) Base CAFD divided by (ii) the Adjusted Trading CAFD Yield, minus (y) the Base Purchase Price and (b) zero.
2.09    CSA Adjustment. At least ten (10) Business Days prior to the Closing Date, Seller shall provide to Purchaser Seller’s determination of the CSA Adjustment Amount (whether a positive or a negative amount), if any, along with any reasonable supporting documentation reasonably requested by Purchaser.
2.10    O&M Adjustment. In the event that any required consent to amend the O&M Agreement as contemplated in Section 7.13 has not been obtained prior to the Closing then, provided that all other conditions to Purchaser’s obligations to purchase the Acquired Interests set forth in Article 7 have been satisfied (or waived by Purchaser), and all conditions to Seller’s obligations to sell the Acquired Interests set forth in Article 8 have been satisfied (or waived by Seller), Section 7.13 shall be deemed to be null and void and of no effect under this Agreement and the “O&M Adjustment Amount” shall be three million six hundred fifty six thousand dollars ($3,656,000). In all other events the “O&M Adjustment Amount” shall be zero (0).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Purchaser as of the date hereof (unless specifically stated otherwise) as follows:
3.01    Existence. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has full power and authority to execute and deliver this Agreement and any other agreements to be executed and delivered by Seller hereunder, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to own, hold, sell and transfer the Acquired Interests.
3.02    Authority. All actions or proceedings necessary to authorize the execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.
3.03    No Consent. Except as set forth on Schedule 3.03 of the Disclosure Schedules (the “Seller Consents”), and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, the execution, delivery and performance by Seller of this Agreement does not require Seller to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract or Permit by which it is bound.
3.04    No Conflicts. The execution, delivery and performance of this Agreement by Seller does not and will not (a) conflict with, result in a breach of, or constitute a default under, Seller’s certificate of formation or operating agreement or any material Contract to which Seller, or Company Contract to which Holdco or the Project Company, is a party; (b) result in the creation of any Lien upon any of the Acquired Interests or assets or properties of Holdco or the Project Company; (c) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Seller, Holdco or the Project Company or any rights or benefits are to be received by any Person, under any Contract to which Seller, Holdco or the Project Company is a party; or (d) violate in any material respect any applicable Law.
3.05    Regulatory Matters. Except as set forth on Schedule 3.05 of the Disclosure Schedules (“Seller Approvals”), no Governmental Approval on the part of Seller, Holdco or the Project Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
3.06    Legal Proceedings. Except as set forth in Schedule 3.06 of the Disclosure Schedules, and except for Actions or Proceedings in respect of Environmental Laws that are governed exclusively by Section 3.16(b), there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened, as of the date of this Agreement against Seller, Holdco or the Project Company that (a) affect Seller, Holdco or the Project Company or any of their assets or properties (including the Project) or (b) would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement. None of Seller, Holdco or the Project Company is subject to any Order which materially restricts the operation of its business or which would reasonably be expected to have a Material Adverse Effect.

3.07    Brokers. Except as set forth on Schedule 3.07 of the Disclosure Schedules, no Person has any claim against the Seller, Holdco or the Project Company for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.
3.08    Compliance with Laws. Neither Seller, Holdco nor the Project Company is or, to the Knowledge of Seller, has been in the past three (3) years, in material violation of any material Law or Order applicable to Holdco, the Project Company or the Project or by which any of the Acquired Interests are bound or subject. Notwithstanding the foregoing, compliance with Environmental Laws is exclusively and solely governed by Section 3.16 hereof. None of Seller, Holdco nor the Project Company has received notice from any Governmental Authority of any material violation of any such applicable Law during the three (3) years preceding the date of this Agreement.
3.09    Holdco and the Project Company.
(a)        Each of the Holdco and the Project Company is a limited liability company validly existing and in good standing under the Laws of Delaware and each has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets. Each of the Holdco and the Project Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Schedule 3.09(a) of the Disclosure Schedules, which are the only jurisdictions in which the ownership, use or leasing of Holdco’s assets or the Project Company’s assets, or the conduct or nature of their business, makes such qualification, licensing or admission necessary, except in those jurisdictions where the failure to be so qualified, licensed or admitted to do business would not reasonably be expected to result in a Material Adverse Effect.
(b)    All of the issued and outstanding Acquired Interests are owned directly, beneficially and of record by Seller free and clear of all Liens, except as set forth on Schedule 3.09(b)(i) of the Disclosure Schedules. Except as set forth on Schedule 3.09(b)(ii) of the Disclosure Schedules, all of the issued and outstanding equity interests of Project Company are owned directly, beneficially and of record by Holdco, free and clear of all Liens. All of the equity interests of Holdco and the Project Company have been duly authorized, validly issued and are fully paid and non-assessable and have been issued in compliance with federal and state securities laws.
(c)        The name of each director and officer (or similar positions) of Holdco and the Project Company, and the position with Holdco or the Project Company held by each, are listed in Schedule 3.09(c) of the Disclosure Schedules.
(d)    Seller has, prior to the execution of this Agreement, delivered to Purchaser true and complete copies of the Constitutive Documents of Holdco and the Project Company as in effect on the date hereof.
(e)        There are no outstanding Options issued or granted by, or binding upon, Holdco or the Project Company for any Person to purchase or sell or otherwise acquire or dispose of any equity interest or other security or interest in Holdco or the Project Company, other than Purchaser’s rights under this Agreement. Except as set forth in Section 3.09(e) of the Disclosure Schedules, none of the Acquired Interests or the membership interests of the Project Company are subject to any voting trust or voting trust agreement, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy.
(f)        Except as set forth in Section 3.09(b) and as set forth on Schedule 3.09(f) of the Disclosure Schedules, neither Holdco nor the Project Company have any subsidiaries, equity interests, interests in joint ventures or general or limited partnerships or other investment or portfolio assets of a similar nature.

(g)    Except as set forth on Schedule 3.09(g) of the Disclosure Schedules, neither Holdco nor the Project Company conduct (i) any business other than the development, ownership, operation and management of the Project or (ii) any operations other than those incidental to the ownership, operation, and management of the Project.
(h)    The books and records of Holdco and the Project Company are (i) in all material respects, accurate and complete and have been maintained in accordance with good business practices and (ii) state in reasonable detail and accurately and fairly reflect the activities and transactions of Holdco and the Project Company.
(i)        The (A) execution and delivery by Seller of the Assignment of Membership Interests and (B) if applicable, the delivery of certificates representing the Acquired Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interest powers duly endorsed for transfer to Purchaser, will transfer to Purchaser good, valid and marketable title to the Acquired Interests, free and clear of all Liens, except as set forth in Schedule 3.09(i) of the Disclosure Schedules.
3.10    No Undisclosed Liabilities. Neither Holdco nor the Project Company has any liability or obligation that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for the liabilities and obligations of Holdco or the Project Company (i)  incurred in the ordinary course of business consistent with past practice, (ii) that do not and are not individually or in the aggregate reasonably expected to have a Material Adverse Effect, (iii) that constitute amounts payable under the Company Contracts or (iv) as set forth in Schedule 3.10 of the Disclosure Schedules.
3.11    Taxes. Except as disclosed on Schedule 3.11(a) of the Disclosure Schedules, since the date of formation of Holdco and the Project Company, as applicable, through the Closing Date:
(a)        All federal and all other material Tax Returns required to be filed by or with respect to Holdco or the Project Company (or income attributable thereto) have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed. Such Tax Returns are true, correct and complete in all material respects, to the extent such Tax Returns relate to Holdco or the Project Company (or income attributable thereto), and Seller, Affiliates of Seller, Holdco and the Project Company have paid, or made adequate provisions for the payment of, all Taxes, assessments and other charges due or claimed to be due (regardless of whether shown on any Tax Return) from Holdco or the Project Company or for which Holdco, the Project Company or the Purchaser could be held liable.
(b)    There are no (i) Actions or Proceedings currently pending or threatened in writing against Holdco or the Project Company or related to their business operations, by any Governmental Authority for the assessment or collection of Taxes, (ii) audits or other examinations of any Tax Return of Holdco or the Project Company (or income attributable thereto) in progress nor has Seller, any Affiliate of Seller, Holdco or the Project Company been notified in writing of any request for examination, (iii) claims for assessment or collection of Taxes that have been asserted in writing against Seller or any Affiliate of Seller, Holdco or the Project Company (or the income attributable thereto), or (iv) matters under discussion with any Governmental Authority regarding claims for assessment or collection of Taxes against Holdco or the Project Company (or income attributable thereto). There are no outstanding agreements, waivers or consents extending the statutory period of limitations applicable to any Tax of Holdco or the Project Company, and, except as set forth on Schedule 3.11 of the Disclosure Schedules, neither Holdco nor the Project Company has requested any extensions of time within which to file any Tax Return. There are no Liens for unpaid or delinquent Taxes, assessments or other charges or deposits with respect to the Acquired Interests, other than Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves on financial statements have been established.

(c)        Seller Parent is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code.
(d)    Since the date of formation of Holdco and the Project Company, as applicable, Holdco and the Project Company have been properly classified for federal and state income Tax purposes as disregarded entities under Treasury Regulations Section 301.7701-2 and -3 and neither Seller nor any Affiliate of Seller has made or caused to be made any election for any Tax purposes to classify Holdco or the Project Company as other than a disregarded entity.
(e)        Neither Holdco nor the Project Company is a party to any Tax allocation, Tax sharing or other similar agreement, other than customary Tax indemnification or other provisions contained in any credit or other ordinary course commercial agreements the primary purpose of which does not relate to Taxes.
(f)        Neither Holdco nor the Project Company, nor Seller or any Affiliate of Seller with respect to the assets or operations of Holdco or the Project Company, is or has ever entered into or been a party to any “listed transaction,” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.
(g)    Except as set forth on Schedule 3.11(g) of the Disclosure Schedules, neither Holdco nor the Project Company owns an interest in real property in any state or local jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither Holdco nor the Project Company is party to a lease, other than a lease that is, for federal income tax purposes, a “true” lease under which such entity owns or uses the property subject to the lease. Neither Holdco nor the Project Company is a party to a lease arrangement involving a defeasance of rent, interest or principal. None of the property owned by either Holdco or the Project Company is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Code Section 168(g)(5).

3.12    Employees. Neither Holdco nor the Project Company has, nor has ever had, any employees or any liability, actual or contingent, with respect to any Employee Plan.
3.13    The Company Contracts.     Schedule 3.13(a) of the Disclosure Schedules contains a true, correct and complete list of all material Contracts and amendments, modifications and supplements thereto, to which Holdco or the Project Company is a party or by which Holdco, the Project Company or any of their assets or properties are bound (collectively, the “Company Contracts”), which includes:
(i)    all Contracts for the purchase, exchange or sale of electric power, capacity, or ancillary services;
(ii)    all Contracts for the transmission of electric power;
(iii)    all interconnection Contracts for electricity;
(iv)    all Contracts with Seller or any Affiliate of Seller;
(v)    all Contracts relating to the Acquired Interests or membership interests of Holdco or the Project Company; and
(vi)    all Contracts otherwise material to Holdco or the Project Company which provide for payments by or to Holdco or the Project Company in excess of $100,000 for each individual Contract or $500,000 in the aggregate for all such Contracts.
(b)    Seller has provided Purchaser with, or access to, true, correct and complete copies of all the Company Contracts and all amendments, modifications and supplements thereto. Each Company Contract constitutes the legal, valid, binding and enforceable obligation of the Holdco or the Project Company party thereto and to the Knowledge of Seller, the other parties thereto, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Each Company Contract is in full force and effect, except to the extent such non-compliance would not reasonably be expected to have a Material Adverse Effect.
(c)        Except as disclosed on Schedule 3.13(c) of the Disclosure Schedules, neither Holdco nor the Project Company or, to the Knowledge of Seller, the other parties thereto, is in material violation or breach of or default under any Company Contract to which it is a party.
(d)    None of Seller, Holdco or the Project Company has given or received notice or other communication regarding any actual, alleged, possible or potential material violation or material breach with respect to any material provision of, or any material default under, or intent to cancel or terminate, any Company Contract.

3.14    Real Property.
(a)        Schedule 3.14(a) of the Disclosure Schedules lists all Real Property Rights of Holdco and the Project Company, the real property in which Holdco and the Project Company have Real Property Rights, and appurtenances thereto (collectively, the “Land”). The Land is free and clear of all Liens except (x) for Permitted Exceptions and (y) as disclosed in the Title Policy.
(b)    Except as set forth on Schedule 3.14(b) of the Disclosure Schedules, neither Holdco nor the Project Company has entered into any assignment, lease, license, sublease, easement or other agreement granting to any Person any right to the possession, use, occupancy or enjoyment of the Land.
(c)        Neither Holdco nor the Project Company has caused or suffered to exist any easement, right-of-way, covenant, condition, restriction, reservation, license, agreement or other similar matter that would materially interfere with the operation of the Project or the business of Holdco or the Project Company in respect of the Real Property Rights, except as set forth on Schedule 3.14(c) of the Disclosure Schedules or in the Title Policy.
(d)    Except as set forth on Schedule 3.14(d), the Real Property Rights are all the real property rights necessary for Holdco and the Project Company to develop, construct, own and operate the Project.
(e)        As of the Closing Date, the Project will have access to and will receive services from all utilities necessary to operate the Project according to Prudent Industry Practice.
(f)    None of Seller, Holdco or the Project Company has received any written notice of (i) condemnation, eminent domain or similar governmental proceeding materially affecting, individually or in the aggregate, any Project or (ii) zoning, ordinance, building, fire, health, or safety code violations materially affecting, individually or in the aggregate, any Project.

3.15    Title Policy. Seller has provided to Purchaser a true and correct copy of the title policy covering the Real Property Rights (the “Title Policy”). The Real Property Rights are subject only to (a) Permitted Exceptions, (b) matters disclosed in the Title Policy and (c) matters consented to in writing by Purchaser.
3.16    Environmental.
(a)        Except as set forth on Schedule 3.16(a) of the Disclosure Schedules, Holdco and the Project Company are in compliance with all Environmental Laws, except to the extent that any such material non-compliance would not reasonably be expected to have a Material Adverse Effect. There is no material violation of any Environmental Law or other material liability arising under any Environmental Law with respect to the Land or the business of Holdco or the Project Company.
(b)    There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened, as of the date of this Agreement against Seller, Holdco or the Project Company relating to any material violation of Environmental Law. None of Seller, Holdco or the Project Company has received notice from any Governmental Authority of any material violation of any Environmental Law in the last three (3) years.
(c)        Schedule 3.16(c) of the Disclosure Schedules sets forth all material Permits required pursuant to any Environmental Law to be acquired or held by Seller, Holdco or the Project Company for the development, construction, ownership, use or operation of the Land or the business of Holdco and the Project Company as currently conducted. Except as set forth in Schedule 3.16(c) of the Disclosure Schedules, such Permits have been obtained in a timely manner and are presently maintained in full force and effect in the name of Holdco or the Project Company.
(d)    To the Knowledge of Seller, there has been no release of Hazardous Substances at or from the Project in violation of Environmental Laws or Permits required by or issued pursuant to any Environmental Law for the development, construction, ownership, use or operation of the Land or the business of Holdco and the Project Company as currently conducted that would be reasonably expected to trigger any obligation of Seller, Holdco or the Project Company under Environmental Laws to report, investigate, remove or remediate such release.
(e)        Seller has made available to Purchaser all material environmental reports, assessments and documents that are in the possession of Seller, Holdco or the Project Company and that relate to actual or potential material liabilities or obligations under Environmental Laws with respect to the Project.
3.17    Permits.
(a)        Schedule 3.17(a) of the Disclosure Schedules sets forth all material Permits required pursuant to any Law to be acquired or held by Seller, Holdco or the Project Company in connection with the development, construction, ownership, maintenance, or operation of the Project, except for those required by the Environmental Laws, which are exclusively and solely governed by Section 3.16 hereof. Except as set forth in Schedule 3.17(a) of the Disclosure Schedules, such Permits have been obtained in a timely manner and are presently maintained in full force and effect in the name of Holdco or the Project Company.
(b)    Except as set forth on Schedule 3.17(b) of the Disclosure Schedules, and except as relates to compliance with Environmental Laws which is exclusively and solely governed by Section 3.16 hereof, Seller, Holdco and the Project Company are in material compliance with each such Permit, and in compliance with the FPA and PUHCA, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and have received no written notice of violation or noncompliance from any Governmental Authority or any written notice or claim asserting or alleging that any such Permit (i) is not in full force and effect, or (ii) is subject to any legal proceeding or unsatisfied condition.
(c)        There are no proceedings pending or, to the Knowledge of Seller, threatened which would reasonably be expected to result in the modification, revocation or termination of any material Permit set forth in Schedule 3.17(a) of the Disclosure Schedules.
3.18    Affiliate Transactions. Except as disclosed on Schedule 3.18 of the Disclosure Schedules or under the Company Contracts, and except for this Agreement, there are no existing or pending transactions, Contracts or Liabilities between or among Holdco or the Project Company on the one hand, and Seller or any of Seller’s Affiliates on the other hand.
3.19    Intellectual Property.
(a)        To the Knowledge of Seller, except as set forth in Schedule 3.19 of the Disclosure Schedules, there is not now and has not been during the past three (3) years any infringement or misappropriation by Seller of any valid patent, trademark, trade name, servicemark, copyright, trade secret or similar intellectual property which relates to the Acquired Interests or the assets of Holdco or the Project Company and which is owned by any third party, and there is not now any existing or, to the Knowledge of Seller, threatened claim against Seller of infringement or misappropriation of any patent, trademark, trade name, servicemark, copyright trade secret or similar intellectual property which directly relates to the Acquired Interests or the assets of Holdco or the Project Company and which is owned by any third party and which, in each case, would reasonably be expected to have a Material Adverse Effect.
(b)    Subject to the Trademark License Agreement, Holdco and each of the Project Company owns or has the valid right to use pursuant to license, sublicense, agreement or permission, in each case free and clear of all Liens other than Permitted Liens, any intellectual property necessary for it to conduct its business as currently conducted, other than such intellectual property the absence of which ownership or the right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)        There is no pending or, to the Knowledge of Seller, threatened claim by Seller against others for infringement or misappropriation of any trademark, trade name, servicemark, copyright, trade secret or similar intellectual property owned by Seller and which is utilized in the conduct of the business of Holdco or the Project Company that would reasonably be expected to have a Material Adverse Effect.

3.20    Insurance. Schedule 3.20 of the Disclosure Schedules contains a true, correct and complete list of all insurance policies as of the date of this Agreement that insure the assets and properties and business of Holdco or the Project Company or affect or relate to the ownership of any of the assets and properties Holdco or the Project Company. Seller has delivered to Purchaser detailed summaries of all the insurance policies set forth on Schedule 3.20 of the Disclosure Schedules, all of which are in full force and effect. None of Seller, Holdco or the Project Company has received any notice with respect to the assets and properties and business of Holdco or the Project Company from any insurer under any insurance policy applicable to the assets and properties and business of Holdco or the Project Company disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling any such policy. All premiums due and payable under all such policies have been paid and the terms of such policies have been complied with by Seller, Holdco and the Project Company, as applicable, in all material respects. The insurance maintained by or on behalf of Holdco or the Project Company is adequate to comply with all applicable Laws and Company Contracts. Except as set forth on Schedule 3.20 of the Disclosure Schedules, there are no pending insurance claims. Seller expects insurance coverage for property damage and business interruption for the Project as described in the property and casualty policies set forth on Schedule 3.20 of the Disclosure Schedules to continue in all material respects after the Closing. Furthermore, at the expiration of such policies, Seller expects the aforementioned policies to be renewed with terms substantially identical to those described in the policies above.
3.21    Financial Statements. Prior to the Closing (and simultaneously with delivery of the Financial Statements under the Credit Agreement), Seller has delivered to Purchaser true, correct and complete copies of the audited financial statements of Holdco (including balance sheets, income statements and statements of cash flows) on a consolidated basis as of and for the year ended December 31, 2017 (the “Financial Statements” and the date of the latest balance sheet, December 31, 2017 the “Balance Sheet Date”). As of such delivery, the Financial Statements will (i) fairly present, in all material respects, the consolidated financial position and consolidated results of operations of the Project Company, as of the respective dates set forth therein, (ii) be prepared in conformity with GAAP consistently applied during the period(s) involved except as otherwise noted therein, subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount, and (iii) be prepared from the books and records of the Project Company.
3.22    Absence of Changes. Neither Holdco nor the Project Company has engaged in any business unrelated to the development, construction, financing, ownership operation and maintenance of the Project. Except as set forth on Schedule 3.22 of the Disclosure Schedules, since the Balance Sheet Date (except as otherwise indicated in subparagraph (g) below) until the date of this Agreement, there has not been:
(a)        any repurchase, redemption or other acquisition of any equity interests of Holdco or the Project Company or any interests convertible into equity interests of Holdco or the Project Company or any other change in the capitalization or ownership of Holdco or the Project Company;
(b)    any merger of Holdco or the Project Company into or with any other Person, consolidation of Holdco or the Project Company with any other Person or acquisition by Holdco or the Project Company of all or substantially all of the business or assets of any Person;
(c)        any action by Holdco or the Project Company or any commitment entered into by any member of Holdco or the Project Company with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operations;
(d)    any material change in accounting policies or practices (including any change in depreciation or amortization policies) of Holdco or the Project Company, except as required under GAAP;
(e)        any sale, lease (as lessor), transfer or other disposal of (including any transfers to any of its Affiliates), or mortgage or pledge, or imposition of any Lien on, any of its assets or properties, or interests therein, other than (x) inventory and personal property sold or otherwise disposed of in the ordinary course of business, and (y) Permitted Liens;
(f)        any creation, incurrence, assumption or guarantee, or agreement to create, incur, assume or guarantee any Indebtedness for borrowed money or entry into any "keep well" or other agreement to maintain the financial condition of another Person into any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13); or
(g)    any event, circumstance, condition or change relating or with respect to Holdco or the Project Company that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect since the date of formation of Holdco and the Project Company, as applicable.
3.23    Sufficiency of Assets; Tangible Personal Property. As of the Closing Date:
(a)    Holdco and the Project Company will own, lease, license or contract all of the assets that are necessary to operate the Project.
(b)    Holdco and the Project Company will have good title to all of their tangible personal property, free and clear of all Liens, except for Permitted Liens.
(c)    Except as set forth on Schedule 3.23 of the Disclosure Schedule, all material items of equipment owned, leased or used by Holdco or the Project Company in the business of Holdco and the Project Company will be suitable for the purposes for which they are employed, will be in good operating condition and repair, subject to ordinary wear and tear, and will have been maintained by Holdco and the Project Company in accordance with good industry practice.

3.24    Bank Accounts. Schedule 3.24 of the Disclosure Schedules sets forth the names and locations of banks, trust companies and other financial institutions at which Holdco or the Project Company maintain bank accounts or safe deposit boxes, in each case listing the type of account, the account number, and the names of all Persons authorized to draw thereupon or who have access thereto and lists the locations of all safe deposit boxes used by Holdco or the Project Company.
3.25    Regulatory Status.
(a)        As of the Effective Date, neither Holdco nor Project Company is subject to regulation as a “public utility” as that term is defined under FPA Section 201(e).
(b)    As of the Effective Date, neither Holdco nor Project Company is a “holding company” or “public-utility company” as those terms are defined in PUHCA and FERC’s implementing regulations.
(c)        To the Knowledge of Seller, no Person has registered with NERC with respect to the Project. NERC registration with respect to the Project is not required as of the Effective Date, and the Project is not in violation of any applicable NERC requirement.
3.26    Support Obligations. Schedule 3.26 of the Disclosure Schedules sets forth a true and complete list of all credit support obligations and related agreements provided by Seller or certain Affiliates in respect of Holdco or the Project Company.
3.27    Disclosures. To the Knowledge of Seller, no representation or warranty by Seller contained in this Agreement, and no statement contained in the Disclosure Schedules or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Seller, Holdco or the Project Company contains, or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
3.28    Projections. Seller has prepared the financial projections for Holdco and the Project Company (the “Projections”), which are reflected in Schedule 3.28, in good faith.  To the Knowledge of Seller, the Projections (i) are based on reasonable assumptions, (ii) are consistent in all material respects with Prudent Industry Practice, and (iii) reflect all material payments to be made by Holdco or the Project Company to Sellers or its Affiliates.
3.29    No Other Warranties. EXCEPT FOR THE WARRANTIES SET FORTH HEREIN, THE ACQUIRED INTERESTS ARE BEING SOLD HEREUNDER ON AN “AS IS,” “WHERE IS” BASIS. THE WARRANTIES SET FORTH HEREIN ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, WRITTEN OR ORAL, EXPRESS OR IMPLIED; SELLER PROVIDES NO OTHER WARRANTIES WITH RESPECT TO THE ACQUIRED INTERESTS, HOLDCO, THE PROJECT COMPANY, THE ASSETS OF HOLDCO OR THE ASSETS OF THE PROJECT COMPANY, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3, SELLER MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTIONS, FORECASTS OR FORWARD LOOKING STATEMENTS OF ANY KIND OR NATURE WHATSOEVER RELATING TO HOLDCO, THE PROJECT COMPANY, THE ASSETS OF HOLDCO, THE ASSETS OF THE PROJECT COMPANY OR THE ACQUIRED INTERESTS.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as of the date hereof (unless specifically stated otherwise) as follows:
4.01    Existence. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full power and authority to execute and deliver this Agreement and each other agreement required to be executed by it pursuant to the terms hereof, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to own or lease its assets and properties and to carry on its business as currently conducted.
4.02    Authority. All actions or proceedings necessary to authorize the execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.
4.03    No Consent. Except as set forth on Schedule 4.03 of the Disclosure Schedules (the “Purchaser Consents”), and except as would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect, or would not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, the execution, delivery and performance by Purchaser of this Agreement does not require Purchaser to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract by which it is bound.
4.04    No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not and will not (a) conflict with, result in a breach of, or constitute a default under, Purchaser’s certificate of incorporation or operating agreement, or any material Contract to which Purchaser is a party; (b) result in the creation of any Lien upon any of the assets or properties of Purchaser or (c) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Purchaser, or any rights or benefits are to be received by any Person, under any material Contract to which Purchaser is a party.

4.05    Permits and Filings. Except as disclosed on Schedule 4.05 of the Disclosure Schedules, no Permit on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or thereby or any borrowing or other action by Purchaser or any of its Affiliates in connection with obtaining or maintaining sufficient financing to provide the payment of the Purchase Price.
4.06    Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened as of the date of this Agreement against Purchaser that affects Purchaser or any of its assets or properties which would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
4.07    Purchase for Investment. Purchaser (a) is acquiring the Acquired Interests for its own account and not with a view to distribution, (b) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, (c) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Interests and is able financially to bear the risks thereof, and (d) understands that the Acquired Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations the Acquired Interests may be resold without registration under such laws only in certain limited circumstances. Purchaser agrees that it will not sell, convey, transfer or dispose of the Acquired Interests, unless such transaction is made pursuant to an effective registration statement under applicable federal and state securities laws or an exemption from registration requirements of such securities laws.
4.08    Brokers. Except as set forth on Schedule 4.08 of the Disclosure Schedules, no Person has any claim against Purchaser for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.
4.09    Governmental Approvals. Except as set forth on Schedule 4.09 of the Disclosure Schedules (“Purchaser Approvals”) or which have already been obtained, no Governmental Approval on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
4.10    Compliance with Laws. Purchaser is not in material violation of any Law except where any such material violation would not in the aggregate reasonably be expected to have a Material Adverse Effect.
4.11    Due Diligence. Purchaser, or its Representatives, have had the opportunity to conduct all such due diligence investigations of the Acquired Interests, Holdco, the Project Company and the Project as they deemed necessary or advisable in connection with entering into this Agreement and the related documents and the transactions contemplated hereby and thereby. PURCHASER HAS RELIED SOLELY ON ITS INDEPENDENT INVESTIGATION AND THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE 3 IN MAKING ITS DECISION TO ACQUIRE THE ACQUIRED INTERESTS AND HAS NOT RELIED ON ANY OTHER STATEMENTS OR ADVICE FROM SELLER OR ITS REPRESENTATIVES.

ARTICLE 5
COVENANTS OF SELLER
Seller covenants and agrees with Purchaser that Seller will comply with all covenants and provisions of this Article 5, except to the extent Purchaser may otherwise consent in writing.
5.01    Regulatory and Other Permits.Seller shall or shall cause Holdco and the Project Company to, as promptly as practicable, use commercially reasonable efforts to make all filings with all Governmental Authorities and other Persons required by Seller or its Affiliates to consummate the transactions contemplated hereby and shall use commercially reasonable efforts to obtain as promptly as practicable all Permits and all consents, approvals or actions of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby, including the Seller Approvals and Seller Consents. Seller shall promptly provide Purchaser with a copy of any filing, order or other document delivered to or received from any Governmental Authority or other Person relating to the obtaining of any such Permits, consents, approvals, or actions of Governmental Authorities and other Persons. Seller shall provide a status report to Purchaser upon the reasonable request of Purchaser. Seller shall use commercially reasonable efforts not to cause its Representatives, or Holdco, the Project Company or other Affiliates of Seller or any of their respective Representatives, to take any action which would reasonably be expected to materially and adversely affect the likelihood of any approval or consent required to consummate the transactions contemplated hereby. Seller shall bear its own costs and legal fees contemplated by this Section 5.01.
5.02    Access to Information. During the Interim Period, Seller shall at all reasonable times and upon reasonable prior notice during regular business hours make the properties, assets, books and records pertaining to Holdco and the Project Company, the Acquired Interests or the Project reasonably available for examination, inspection and review by Purchaser and its Representatives; provided, however, Purchaser’s inspections and examinations shall not unreasonably disrupt the normal operations of Seller, Holdco, the Project Company or the Project and shall be at Purchaser’s sole cost and expense; and provided, further, that neither Purchaser, nor any of its Affiliates or representatives, shall conduct any intrusive environmental site assessment or activities with respect to Holdco, the Project Company or their properties without the prior written consent of Seller.
5.03    Notification of Certain Matters.
(a)    All exhibits and schedules and the Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof.
(b)    Neither the specification of any dollar amount in any representation nor the mere inclusion of any item in a schedule or in the Disclosure Schedules as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents a material fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on, HoldCo the Project Company or Purchaser.
(c)    Seller shall have the right (but not the obligation) to deliver to Purchaser, not later than ten (10) Business Days prior to the Closing Date, a supplement to the Seller Disclosure Schedule (the “Closing Date Schedule Supplement”) to disclose any matter arising after the date hereof, that, if existing at or arising prior to the date hereof, would have been required to be set forth in the Seller Disclosure Schedule for the representations and warranties of Seller set forth herein to be true and correct as of the date hereof, and the Seller Disclosure Schedule shall be deemed to be modified, supplemented and amended to include the items listed in the Closing Date Schedule Supplement for all purposes hereunder, other than to cure any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement for purposes of Article 11. If any item set forth in the Closing Date Schedule Supplement discloses any event, circumstance or development that, individually or in the aggregate when taken together with other previously disclosed events, circumstances or developments, would prevent any of the conditions set forth in Section 7.01 to be satisfied, then Purchaser may terminate this Agreement by delivering notice of termination to Seller within ten (10) Business Days of its receipt of such

Closing Date Schedule Supplement; provided, that if Purchaser does not deliver such notice within such ten (10) Business Day period, then Purchaser shall be deemed to have irrevocably waived its right to terminate this Agreement with respect to such item and its right to not consummate the transactions contemplated hereby with respect to such item, in each case, after giving effect to such item under any of the conditions set forth in Section 7.01, but shall not be deemed to have irrevocably waived their right to indemnification under Section 11.01 with respect to such item.
5.04    Conduct of Business.
(a)        Seller covenants and agrees that, except (i) as described on Schedule 5.04(b) and as contemplated by Exhibit J (Carlsbad Construction Budget and Schedule), or (ii) as otherwise approved in writing by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, Seller shall cause Holdco and the Project Company to be operated in the ordinary course of business consistent with past practice, and shall use commercially reasonable efforts to (A) preserve, maintain and protect the assets and properties of Holdco and the Project Company and (B) develop and construct the Project consistent with Exhibit J (Carlsbad Construction Budget and Schedule); provided, that, such efforts shall not include any requirement or obligation to make any material payment or assume any material Liability not otherwise required to be paid or assumed by the terms of any existing Contract or offer or grant any material financial accommodation or other material benefit not otherwise required to be made by the terms of an existing Contract. Without limiting the foregoing, Seller shall cause Holdco and the Project Company to perform in all material respects the Company Contracts to which Holdco or the Project Company is a party and use commercially reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, lenders, Governmental Authorities, licensors, customers, distributors and others having business relations with Holdco or the Project Company.
(b)    Without limiting Section 5.04(a), except as (A) set forth on Schedule 5.04(b), (B) otherwise contemplated by Exhibit J (Carlsbad Construction Budget and Schedule), (C) required by applicable Law, or (D) with the express written approval of Purchaser (other than with respect to subparagraph (b)(xviii)), such approval not to be unreasonably withheld, during the Interim Period, Seller shall cause Holdco and the Project Company not to:
(i)    transfer any of the Acquired Interests to any Person or create or suffer to exist any Lien upon the Acquired Interests;
(ii)    issue, grant, deliver or sell or authorize or propose to issue, grant, deliver or sell, or purchase or propose to purchase, any of its equity securities (other than the sale and delivery of the Acquired Interests pursuant to this Agreement), options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, obligating it to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any of its equity securities;
(iii)    declare, set aside or pay any dividends on or make any other distributions in respect of the Acquired Interests, or combine, split or reclassify any of the Acquired Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of the Acquired Interests;
(iv)    take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of business or operations;
(v)    open or establish any new accounts with financial institutions;
(vi)    make any material change in its business or operations, except such changes as may be required to comply with any applicable Law;

(vii)    make any material capital expenditures (or enter into any Contracts in respect of material capital expenditures) other than as contemplated by the Company Contracts;
(viii)    merge Holdco or the Project Company into or with any other Person or consolidate Holdco or the Project Company with any other Person;
(ix)    enter into any Contract for the purchase of real property or any interests therein;
(x)    acquire, or enter into any Contract for any acquisitions (by merger, consolidation, or acquisition of stock or assets or any other business combination), of any Person or business or any division thereof;
(xi)    sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Lien on, any of its assets or properties, other than (x) inventory and personal property sold or otherwise disposed of in the ordinary course of business, and (y) Permitted Liens;
(xii)    create, incur, assume or guarantee, or agree to create, incur, assume or guarantee any Indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain the financial condition of another Person into any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13);
(xiii)    make any loans or advances to any Person, except in the ordinary course of business consistent with past practice;
(xiv)    enter into, amend, modify, grant a waiver in respect of, cancel or consent to the termination of any Company Contract other than any amendment, modification or waiver which is not material to such Company Contract and is otherwise in the ordinary course of business;
(xv)    enter into or adversely amend, modify or waive any rights under, in each case, in any material respect, any material Contract (or series of related Contracts) with Seller or any Affiliate of the Seller other than the entry into or amendment, modification, or waiver of any such Contracts on an arms’ length basis which are not in the aggregate materially adverse to the business of Holdco or the Project Company;
(xvi)    make any material change in accounting policies or practices (including any change in depreciation or amortization policies) of Holdco or the Project Company, except as required under Seller's GAAP or revalue any of the Holdco’s or the Project Company’s assets;
(xvii)    make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return with respect to any material Taxes, enter into any closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Holdco or the Project Company, or take any other similar action relating to the filing of any Tax Return or the payment of any material Tax;
(xviii)    submit a self-report or mitigation plan to FERC, NERC or the applicable Regional Entity in connection with the violation or possible violation of an applicable NERC reliability standard without first notifying Purchaser and providing information regarding the violation or possible violation;

(xix)    pay, discharge, settle or satisfy any claims, liabilities or obligations prior to the same being due in excess of $175,000 in the aggregate;
(xx)    hire any employees or adopt any Employee Benefit Plans;
(xxi)    enter into any joint venture;
(xxii)    fail to maintain insurance coverage substantially equivalent to its insurance coverage as in effect on the date hereof; or
(xxiii)    agree to enter into any Contract or otherwise make any commitment to do any of the foregoing in this Section 5.04.
Notwithstanding the foregoing, Seller may permit Holdco and any of the Project Company to take commercially reasonable actions with respect to emergency situations so long as Seller shall, upon receipt of notice of any such actions, promptly inform Purchaser of any such actions taken outside the ordinary course of business.

5.05    Insurance Claims.
(a)    Following the Closing, Seller shall use commercially reasonable efforts to assist Purchaser in asserting claims with respect to the activities and ownership of Holdco and the Project Company covered under insurance policies of Seller, Holdco or the Project Company (as the case may be) arising out of insured incidents occurring from the date of coverage thereunder first commenced until the Closing. Except as provided in Section 5.06, any recoveries in respect of such claims under any property insurance policies for periods of coverage (i) prior to the Closing Date (A) to the extent any receivable for such claims is not included in the calculation of Aggregate Net Working Capital, such recoveries shall be for the account of Seller and (B) to the extent any receivable for such claims is included in the calculation of Aggregate Net Working Capital, such recoveries shall be for the account of Purchaser and (ii) after the Closing Date shall be for the account of Purchaser. In furtherance of the foregoing, to the extent that either Party receives any recoveries from any property insurance policies that are for the account of the other Party pursuant to the preceding sentence, other than as set forth in Section 5.06, the receiving Party shall pay over such recoveries to the other Party as promptly as practicable.
(b)    Seller shall not, and during the Interim Period shall cause Holdco and the Project Company not, to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any insurance policies under which Purchaser has rights to assert or continue to prosecute claims pursuant to Section 5.05(a) in a manner that would adversely affect any such rights of Purchaser; provided, however, that Purchaser shall pay or reimburse Seller for all costs and expenses of complying with this Section 5.05(b).
5.06    Casualty Loss. If the Project, or any portion thereof, is damaged or destroyed by casualty loss or as a result of any fact, event or circumstance which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a “Casualty Loss”) after the date hereof and prior to the satisfaction of all the closing conditions (the “Satisfaction Date”) of the Parties, and the cost of restoring such damaged or destroyed Project to a condition reasonably comparable to its prior condition (net of and after giving effect to any insurance proceeds received by Holdco or the Project Company for such restoration) (such cost as estimated by a qualified firm reasonably acceptable to Purchaser and Seller and selected by Purchaser and Seller in good faith and promptly after the date of the event giving rise to the Casualty Loss, the “Restoration Cost”) does not exceed ten percent (10%) of the Base Purchase Price, Purchaser shall reduce the amount of the Base Purchase Price (as adjusted pursuant to Section 2.04) by the amount of the Restoration Cost and, subject to the prior written consent of the Seller, such Casualty Loss shall not affect the Closing; provided, however, that if Seller does not provide such written consent within thirty (30) days after the date the Restoration Cost is provided to the Parties, then Purchaser may, in its sole discretion, terminate this Agreement by providing written notice thereof to the Seller. If the Restoration Cost is in excess of ten percent (10%) of the Base Purchase Price, Purchaser may, by notice to Seller at any time prior to or within thirty (30) days after the date such Restoration Cost is provided to Purchaser elect to either: (i) subject to Seller’s prior written consent, reduce the Base Purchase Price by the Restoration Cost; or (ii) in its sole discretion, terminate this Agreement, in the latter case by providing written notice to Seller. To the extent Purchaser elects and Seller consents to reduce the amount of the Base Purchase Price pursuant to this Section 5.06, Purchaser will, at Seller’s election: (a) assign to Seller any rights to any contribution available under any rights to insurance claims or recoveries available under insurance policies covering the Project; or (b) at Seller’s sole cost and expense, use commercially reasonable efforts to pursue such available contribution, claims or recoveries on Seller’s behalf for the benefit of Seller, in either case only up to the amount of such reduction in the Base Purchase Price. During the period between the Satisfaction Date and the Closing, Seller shall consult with Purchaser in respect of remediating the Casualty Loss, including promptly commencing the restoration work with respect to such Casualty Loss and promptly filing claims with insurance companies under applicable insurance policies in respect of such Casualty Loss. To the extent Seller, Holdco or the Project Company has made any actual capital expenditures in respect of the Restoration Cost, the amounts of such actual capital expenditures, up to the amount equal to the Restoration Cost by which the Base Purchase Price (as adjusted pursuant to Section

2.04) was reduced in accordance with this Section 5.06, shall be added to the Base Purchase Price (as adjusted pursuant to Section 2.04).
5.07    Seller Parent Guaranty. Seller shall concurrently with the execution and delivery of this Agreement, cause to be executed and delivered to Purchaser the Seller Parent Guaranty.
5.08    Fulfillment of Conditions. Seller (a) shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and (b) shall not, and shall not permit Holdco, the Project Company or any of its other Affiliates to, take or fail to take any action that would reasonably be expected to result in the non-fulfillment of any such condition.
5.09    Further Assurances. During the Interim Period, Seller shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement, including such actions at its expense as are necessary in connection with obtaining any third-party consents and all Governmental Approvals required to be obtained by Seller. During the Interim Period, Seller shall cooperate with Purchaser and provide any information regarding Seller necessary to assist Purchaser in making any filings or applications required to be made with any Governmental Authority. Notwithstanding anything to the contrary contained in this Section 5.09, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 5.09 shall not apply.
5.10    Reports. During the Interim Period, Seller shall provide Purchaser with copies of all reports, documents and certificates delivered (a) to Holders of the Notes under the Note Purchase Agreement and (b) the Bank Facility Agent under the Credit Agreement.

ARTICLE 6
COVENANTS OF PURCHASER
Purchaser covenants and agrees with Seller that Purchaser will comply with all covenants and provisions of this Article 6, except to the extent Seller may otherwise consent in writing.
6.01    Regulatory and Other Permits. Purchaser shall, as promptly as practicable, use commercially reasonable efforts to make all filings with all Governmental Authorities and other Persons required by Purchaser or its Affiliates to consummate the transactions contemplated hereby and shall use commercially reasonable efforts to obtain, as promptly as practicable, all Permits and all consents, approvals or actions of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby. Purchaser shall promptly provide Seller with a copy of any material filing, order or other document delivered to or received from any Governmental Authority or other Person relating to the obtaining of any such Permits, consents, approvals, or actions of Governmental Authorities and other Persons. Purchaser shall provide a status report to Seller upon the reasonable request of Seller. Purchaser shall use commercially reasonable efforts not to cause its Representatives or Affiliates to take any action which would reasonably be expected to materially and adversely affect the likelihood of any approval or consent required to consummate the transactions contemplated hereby. Purchaser shall bear its own costs and legal fees contemplated by this Section 6.01.
6.02    Fulfillment of Conditions. Purchaser (a) shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement, and (b) shall not, and shall not permit any of its Affiliates to, take or fail to take any action that would reasonably be expected to result in the non-fulfillment of any such condition.
6.03    Further Assurances. During the Interim Period, Purchaser shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement, including such actions at its expense as are necessary in connection with obtaining any third-party consents and all Governmental Approvals required to be obtained by Purchaser. During the Interim Period, Purchaser shall cooperate with Seller and provide any information regarding Purchaser necessary to assist Seller in making any filings or applications required to be made with any Governmental Authority. Notwithstanding anything to the contrary contained in this Section 6.03, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 6.03 shall not apply.
6.04    NYLD Acquisition Agreement Support. If, prior to the Closing, Purchaser lacks sufficient funds to pay the Purchase Price at the Closing, and (a) the NYLD Acquisition Closing has occurred and (b) Seller has satisfied, or is capable of satisfying, all of its conditions precedent to Closing set forth in Article VII, then Purchaser shall be required to assign all of its rights and obligations under this Agreement, including its obligation to pay the Purchase Price, to Zephyr Purchaser upon five (5) days’ prior written notice to Seller.

ARTICLE 7
CONDITIONS TO OBLIGATIONS OF PURCHASER
The obligations of Purchaser hereunder to purchase the Acquired Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):
7.01    Bring-Down of Seller’s Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.
7.02    Performance at Closing. Seller shall have performed all agreements, covenants and obligations required by Article 2 of this Agreement to be so performed by Seller at the Closing.
7.03    Litigation. No Order shall have been entered which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action or Proceeding shall have been instituted before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.
7.04    Assignment of Membership Interests.(a) The Assignment of Membership Interests shall have been fully executed and delivered to Purchaser and (b) certificates representing the Acquired Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interest powers duly endorsed for transfer to Purchaser shall have been delivered to Purchaser.
7.05    Approvals and Consents. All Seller Approvals and Seller Consents shall have been obtained and shall be in full force and effect.
7.06    Officers’ Certificates. Seller shall have delivered to Purchaser (a) a certificate, dated the Closing Date and executed by an authorized officer or board member of Seller substantially in the form and to the effect of Exhibit D; and (b) a certificate, dated the Closing Date and executed by the Secretary of Seller substantially in the form and to the effect of Exhibit E.
7.07    FIRPTA Certificate. Seller shall have caused to be delivered a certificate, dated as of the Closing Date and substantially in the form and to the effect of Exhibit F, which satisfies the requirements set forth in Treasury Regulation Section 1.1445-2, attesting that Seller Parent is not a “foreign person” for U.S. federal income tax purposes.
7.08    Commercial Operation. The Project shall have achieved Commercial Operation.

7.09    Term Conversion. The Term Conversion Date (as defined in the Credit Agreement) shall have occurred and none of the conditions set forth in Section 4.03 of the Credit Agreement shall have been waived.
7.10    PASA Amendment. The PASA Amendment shall have been executed and delivered by the parties thereto.
7.11    CSA. Purchaser shall have received an executed copy of the CSA, which shall be in form and substance materially consistent with Exhibit N hereto.
7.12    Amendment to Note Purchase Agreement. The Note Purchase Agreement shall have been amended to confirm the principal amortization start date of December 31, 2027.
7.13    Amendment to O&M Agreement. Subject to Section 2.10, the O&M Agreement shall have been amended to revise the fixed fee in Section 7.1 thereof to be $700,000.
7.14    Amendment to Settlement Agreement. Seller shall have amended the Settlement Agreement to remove all obligations of the Project Company under Article 5 thereof to any of the parties thereto.
7.15    Guaranties. The O&M Guaranty and the PASA Guaranty shall have been executed and delivered to Purchaser.
ARTICLE 8
CONDITIONS TO OBLIGATIONS OF SELLER
The obligations of Seller hereunder to sell the Acquired Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller, in its sole discretion).
8.01    Bring-Down of Purchaser’s Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date (except for any of such representations and warranties that are qualified by materiality which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.
8.02    Performance at Closing. Purchaser shall have performed all agreements, covenants and obligations required by Article 2 of this Agreement to be so performed by Purchaser at the Closing.
8.03    Approvals and Consents. All Purchaser Approvals and Purchaser Consents required for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.
8.04    Litigation. No Order shall have been entered which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action or Proceeding shall have been instituted before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

8.05    Assignment of Membership Interests. The Assignment of Membership Interests shall have been fully executed and delivered to Seller.
8.06    Certificates. Purchaser shall have delivered to Seller: (a) a certificate, dated the Closing Date and executed by an authorized officer or board member of the Purchaser substantially in the form and to the effect of Exhibit G, and (b) a certificate, dated the Closing Date and executed by the Secretary of Purchaser substantially in the form and to the effect of Exhibit H.
8.07    Commercial Operation. The Project shall have achieved Commercial Operation.
8.08    Term Conversion. The Term Conversion Date (as defined in the Credit Agreement) shall have occurred and none of the conditions set forth in Section 4.03 of the Credit Agreement shall have been waived.
8.09    NYLD Acquisition Agreement. The NYLD Acquisition Closing shall have occurred; provided, however, that if the NYLD Acquisition Agreement is terminated such that this condition precedent to Closing is not satisfied, the Project Company shall be reinstated as an NRG ROFO Asset under the ROFO Agreement as if Purchaser’s rights under the ROFO Agreement with respect to the Project Company had never been exercised.
ARTICLE 9
TAX MATTERS
9.01    Certain Taxes. All real property Taxes, personal property Taxes and similar obligations of Holdco and the Project Company imposed by the State of California, or any other Governmental Authority that are due or become due for Tax periods within which the Closing Date occurs (collectively, the “Apportioned Obligations”) shall be apportioned between Seller for the pre-Closing Date period, on the one hand, and Purchaser for the post-Closing Date Period, on the other hand, as of the Closing Date, based upon the actual number of days of the Tax period that have elapsed before and after the Closing Date, and all income Taxes and Transfer Taxes imposed on Holdco and the Project Company shall be allocated between the pre-Closing Date period and the post-Closing Date period as though a taxable year of Holdco and the Project Company have ended on the Closing Date. Seller shall be responsible for the portion of such Apportioned Obligations attributable to the period ending before the Closing Date. Purchaser shall be responsible for the portion of such Apportioned Obligations attributable to the period beginning on or after the Closing Date. Each Party shall cooperate in assuring that Apportioned Obligations that are the responsibility of Seller pursuant to the preceding sentences are paid by Seller, and that Apportioned Obligations that are the responsibility of Purchaser pursuant to the preceding sentence shall be paid by Purchaser. If any refund, rebate or similar payment is received by Holdco, the Project Company and/or Purchaser for any real property Taxes, personal property Taxes or similar obligations referred to above that are Apportioned Obligations, such refund shall be apportioned between Seller and Purchaser as aforesaid on the basis of the obligations of Holdco and the Project Company during the applicable Tax period. Any refund, rebate or similar payment received by Holdco, the Project Company and/or Purchaser for any income Tax or Transfer Tax attributable to the pre-Closing Date period, as determined above, shall be for the benefit of Seller; and any such refund, rebate or similar payment attributable to the post-Closing Date period, as determined above, shall be for the benefit of Purchaser.
(a)    For any Taxes with respect to which the taxable period of Holdco or the Project Company ends before the Closing Date, Seller shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed by Holdco or the Project Company. On and after the Closing Date, Purchaser shall timely prepare and file with the appropriate authorities all other Tax Returns required to be filed by Holdco and the Project Company.
(b)    Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns of Holdco and the Project Company, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this Article 9, and in resolving all disputes and audits with respect to such Returns.
(c)    All sales, use transfer, controlling interest transfer, recording, stock transfer, real property transfer, value-added and other similar Taxes and fees (“Transfer Taxes”), if any, arising out of or in connection with the consummation of the transactions contemplated by this Agreement shall be shared equally by Purchaser and Seller. Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed by the Party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party will use commercially reasonable efforts to provide such Tax Returns to the other Party at least ten (10) Business days prior to the date such Tax Returns are due to be filed.
9.02    Allocation of Purchase Price. No later than one hundred twenty (120) days after the Closing, Seller and Purchaser shall agree on the draft allocation of the Purchase Price and the liabilities of Holdco and the Project Company (in each case to the extent treated as consideration for U.S. federal income tax purposes) among Holdco’s and the Project Company’s assets consistent with section 1060 of the Code and the Treasury Regulations thereunder. Seller and Purchaser agree that the agreed allocation shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, and that neither Seller nor Purchaser or their respective Affiliates will take positions inconsistent with such allocation in notices to any Governmental Authority, in audits or other proceedings with respect to Taxes, or in other documents or notices relating to the transactions contemplated by this Agreement.
ARTICLE 10
SURVIVAL
10.01    Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants, agreements and obligations of Seller and Purchaser contained in this Agreement are material, were relied on by such Parties, and will survive the Closing Date as provided in Section 11.03.

ARTICLE 11
INDEMNIFICATION
11.01    Indemnification by Seller. Seller hereby indemnifies and holds harmless the Purchaser Indemnified Parties in respect of, and holds each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related to any breach of any representation, warranty, covenant, agreement or obligation made by Seller in this Agreement or any certificate delivered by Seller pursuant to this Agreement, provided, however, that the foregoing indemnity shall not apply to Losses caused by the gross negligence or willful misconduct of Purchaser or its agents, officers, employees or contractors.
11.02    Indemnification by Purchaser. Purchaser hereby indemnifies and holds harmless the Seller Indemnified Parties in respect of, and holds each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any breach by Purchaser of any representation, warranty, covenant, agreement or obligation made by Purchaser in this Agreement or any certificate delivered by Purchaser pursuant to this Agreement, provided, however, that the foregoing indemnity shall not apply to Losses to the extent caused by the gross negligence or willful misconduct of Seller or its agents, officers, employees or contractors.
11.03    Period for Making Claims. No claim under this Agreement (except as provided below) may be made unless such Party shall have delivered, with respect to any claim under Section 11.01, a written notice of claim prior to the date falling twelve (12) months after the Closing Date provided that, (i) the representations and warranties contained in Section 3.01 (Existence), Section 3.02 (Authority), Section 3.07 (Brokers), Sections 3.09(a), (b) and (e) (Holdco and the Project Company), Section 4.01 (Existence), Section 4.02 (Authority) and Section 4.08 (Brokers) shall survive the Closing for five (5) years following the Closing Date (collectively, with the representation and warranties contained in Section 3.11 (Taxes) the “Fundamental Representations”), (ii) the representations and warranties in Section 3.11 (Taxes) shall survive until thirty (30) days after the expiration of the applicable Tax statute of limitations, and (iii) the covenants, agreements and obligations in this Agreement to be performed shall survive until the date on which they have been fully performed; provided further that, if written notice for a claim of indemnification has been provided by the Indemnified Party pursuant to Section 11.05(a) on or prior to the applicable survival expiration date, then the obligation of the Indemnifying Party to indemnify the Indemnified Party pursuant to this Article 11 shall survive with respect to such claim until such claim is finally resolved. With respect to any claims related to violations or possible violations of an applicable NERC reliability standard, no claim under this Agreement may be made unless such Party shall have delivered, with respect to any such claim for breach of any representation, warranty, covenant, agreement or obligation made in this Agreement, a written notice of claim prior to the date occurring six months after the conclusion of any Regional Entity compliance audit covering a period prior to the Closing Date.
11.04    Limitations on Claims.
(a)        An Indemnifying Party shall have no obligation to indemnify an Indemnified Party until the aggregate amount of all Losses incurred that are subject to indemnification by such Indemnifying Party pursuant to this Article 11 equal or exceed one percent (1%) of the Purchase Price (the “Deductible”) in which event the Indemnifying Party shall be liable for Losses only to the extent they are in excess of the Deductible; provided that, the Deductible shall not apply to Losses resulting from, arising out of or relating to (i) any willful breach of any representation or warranty, (ii) fraud or (iii) a breach of any representation or warranty made by Seller in this Agreement resulting from any failure of the Project Company to comply with applicable Law regarding the provision of security to the Project’s construction contractor.
(b)    Neither Party shall have any obligation to indemnify the other Indemnified Party in connection with any single item or group of related items that result in Losses that are subject to indemnification in the aggregate of less than Fifty Thousand Dollars ($50,000) (the “Claim Threshold”); provided, that the Claim Threshold shall not apply to Losses resulting from, arising out of or relating to a breach of any representation or warranty made by Seller in this Agreement resulting from any failure of the Project Company to comply with applicable Law regarding the provision of security to the Project’s construction contractor.
(c)        The aggregate liability of the Seller Indemnifying Parties and the Purchaser Indemnifying Parties under this Article 11 resulting from any claims under any breaches of representations or warranties herein and in any certificates delivered pursuant hereto, shall be limited to an amount equal to twenty percent (20%) of the Purchase Price (the “Cap”); provided that, the Cap shall not apply to Losses resulting from, arising out of or relating to any willful breach of any representation or warranty or fraud.
(d)    The amount of any claim pursuant to this Article 11 will be reduced by the amount of any insurance proceeds actually recovered (less the cost to collect the proceeds of such insurance and the amount, if any, of any retroactive or other premium adjustments reasonably attributable thereto) and the amount of any Tax benefit (which for this purpose means any reduction in cash Taxes payable that would otherwise be due or the receipt of a refund of Taxes by the Indemnified Parties, in each case only with respect to the taxable year in which the Loss was incurred or paid) to the Indemnified Party in respect of such claim or the facts or events giving rise to such indemnity obligation. If the Indemnified Party realizes such Tax benefit after the date on which an indemnity payment has been made to the Indemnified Party, the Indemnified Party shall promptly make payment to the Indemnifying Party in an amount equal to such Tax benefit; provided, that such payment shall not exceed the amount of the indemnity payment.
11.05    Procedure for Indemnification of Third Party Claims.
(a)        Notice. Whenever any claim by a third party shall arise for indemnification under this Article 11, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim and, if known, the notice shall specify the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such claim. The failure or delay of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party was actually disadvantaged by such failure or delay in delivery of notice of such claim.
(b)    Settlement of Losses. If the Indemnified Party has assumed the defense of any claim by a third party which may give rise to indemnity hereunder pursuant to Section 11.06(d), the Indemnified Party shall not settle, consent to the entry of a judgment of or compromise such claim without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnifying Party.

11.06    Rights of Indemnifying Party in the Defense of Third Party Claims.
(a)        Right to Assume the Defense. In connection with any claim by a third party which may give rise to indemnity hereunder, the Indemnifying Party shall have thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party to assume the defense of any such claim, which defense shall be prosecuted by the Indemnifying Party to a final conclusion or settlement in accordance with the terms hereof.
(b)    Procedure. If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall (i) select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim and (ii) take all steps necessary in the defense or settlement thereof, at its sole cost and expense. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such claim, with its own counsel and at its sole cost and expense; provided that, if the claim includes allegations for which the Indemnifying Party both would and would not be obligated to indemnify the Indemnified Party, the Indemnifying Party and the Indemnified Party shall in that case jointly assume the defense thereof. The Indemnified Party and the Indemnifying Party shall fully cooperate with each other and their respective counsel in the defense or settlement of such claim. The Party in charge of the defense shall keep the other Party appraised at all times as to the status of the defense or any settlement negotiations with respect thereto.
(c)        Settlement of Losses. The Indemnifying Party shall not consent to a settlement of or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).
(d)    Decline to Assume the Defense. The Indemnified Party may defend against any such claim, at the sole cost and expense of the Indemnifying Party, in such manner as it may deem reasonably appropriate, including settling such claim in accordance with the terms hereof if (i) the Indemnifying Party does not assume the defense of any such claim resulting therefrom within thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party or (ii) the Indemnified Party reasonably concludes that the Indemnifying Party is (a) not diligently defending the Indemnified Person, (b) not contesting such claim in good faith through appropriate proceedings or (c) has not taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of any asset or property of the Indemnified Party for payment of such claim.

11.07    Direct Claims. In the event that any Indemnified Party has a claim against any Indemnifying Party which may give rise to indemnity hereunder that does not involve a claim brought by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and the facts constituting the basis for such claim and, if known, the amount or an estimate of the amount of the liability arising therefrom. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from receipt of such claim notice that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder; however if the Indemnifying Party does notify the Indemnified Party that it disputes such claim within the require thirty (30) day period, the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. If such Parties shall not agree, the Indemnified Party shall be entitled to take any action in law or in equity as such Indemnified Party shall deem necessary to enforce the provisions of this Article 11 against the Indemnifying Party.
11.08    Exclusive Remedy. Absent fraud or willful breach, the indemnities set forth in this Article 11 shall be the exclusive remedies of Purchaser and Seller and their respective members, officers, directors, employees, agents and Affiliates due to misrepresentation, breach of warranty, nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.
11.09    Indemnity Treatment. Any amount of indemnification payable pursuant to the provisions of this Article 11 shall to the extent possible, be treated as an adjustment to the Purchase Price.

11.10    Mitigation.
(a)        Each of the Parties agrees to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.
(b)    Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article 11, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.
11.11    No Solicitation. Seller shall not, and shall not authorize or permit Holdco, the Project Company, any of its or their Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause Holdco, the Project Company, any of its and their Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Holdco or the Project Company; (b) the issuance or acquisition of equity securities of Holdco or the Project Company; or (c) the sale, lease, exchange or other disposition of any significant portion of Holdco’s or the Project Company’s properties or assets.

ARTICLE 12
TERMINATION
12.01    Termination. This Agreement may be terminated at any time prior to Closing as follows:
(a)        by mutual written consent of the Purchaser and the Seller;
(b)    by either Seller or Purchaser if the Closing has not occurred on or before March 31, 2019 (the “Termination Date”) and the failure to consummate the Closing is not caused by a breach of this Agreement by the terminating party;
(c)        by Seller if the NYLD Acquisition Agreement is terminated for any reason;
(d)    by Purchaser if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.01 or 7.02, and (ii) either (x) is a breach of Seller’s obligations to transfer the Acquired Interests at Closing in accordance with this Agreement or (y) such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30 day period, Seller is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller shall have an additional 30 days in which to effect such cure; and
(e)        by Seller if there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 8.01 or 8.02, and (ii) such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30 day period, Purchaser is endeavoring in good faith, and proceeding diligently, to cure such breach, Purchaser shall have an additional 30 days in which to effect such cure.
12.02    Effect of Termination.    If this Agreement is validly terminated pursuant to Section 12.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either Seller or Purchaser (or any of their respective Representatives or Affiliates) in respect of this Agreement, except that the applicable portions of Article 1, this Section 12.02, and the entirety of Articles 11 (except for Section 11.11) and 13 will continue to apply following any termination; provided, however, that nothing in this Section 12.02 shall release any Party from liability for any breach of this Agreement by such Party prior to the termination of this Agreement (and any attempted termination by the breaching Party shall be void).
(a)    Upon termination of this Agreement by a Party for any reason, Purchaser shall return all documents and other materials of Seller relating to Holdco and the Project Company, the assets or properties of Holdco and the Project Company and the transactions contemplated hereby. Each Party shall also return to the other Party any information relating to the Parties to this Agreement furnished by one Party to the other, whether obtained before or after the execution of this Agreement. All information received by Purchaser with respect to Holdco, the Project Company, the assets of Holdco, the assets of the Project Company or Seller shall remain subject to the provisions of Section 13.06.

ARTICLE 13
MISCELLANEOUS
13.01    Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses or facsimile numbers, as applicable:
If to Purchaser, to:    NRG YIELD OPERATING LLC
c/o NRG Yield, Inc.
804 Carnegie Center Drive
Princeton, NJ 08540
Attn:
Fax:
With a copy to:    CROWELL & MORING LLP
1001 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2595
Attn:
Fax:

If to Seller, to:	NRG GAS DEVELOPMENT COMPANY, LLC
c/o NRG Energy, Inc.
804 Carnegie Center Drive
Princeton, NJ 08540
Attn:
Fax:
With a copy to:    Jones Day
51 Louisiana Avenue, NW
Washington, DC 20001
Attn:
Fax:
Notices, requests and other communications will be deemed given upon the first to occur of such item having been (a) delivered personally to the address provided in this Section 13.01, (b) delivered by confirmed facsimile transmission to the facsimile number provided in this Section 13.01, or (c) delivered by registered or certified mail (postage prepaid) or by reputable national overnight courier service in the manner described above to the address provided in this Section 13.01 (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 13.01). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

13.02    Entire Agreement. This Agreement and the documents referenced herein supersede all prior discussions and agreements, whether oral or written, between the Parties with respect to the subject matter hereof, and contains the entire agreement between the Parties with respect to the subject matter hereof.
13.03    Specific Performance. The Parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each of Purchaser and Seller shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.
13.04    Time of the Essence. Time is of the essence with regard to all duties and time periods set forth in this Agreement.
13.05    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement.
13.06    Confidentiality; Disclosures. Neither Seller, Purchaser nor any of their Affiliates shall make any written or other public disclosures regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except as required by law, any regulatory authority or under the applicable rules and regulations of a stock exchange or market on which the securities of the disclosing Party or any of its affiliates are listed.
13.07    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section 13.01. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

13.08    Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.
13.09    No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 11.
13.10    Assignment. The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Party, which such Party may withhold in its discretion; provided, that Purchaser may assign this Agreement, including the right to purchase the Acquired Interests, without the prior written consent of Seller, to (a) Zephyr Purchaser as provided in Section 6.04, (b)  any Affiliate of Purchaser, or (c)  any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, in each case so long as  Purchaser remains fully liable for its obligations under this Agreement.
13.11    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.
13.12    Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
13.13    Consent to Jurisdiction.    For all purposes of this Agreement, and for all purposes of any Action or Proceeding arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each Party hereto submits to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such Action or Proceeding may be heard and determined in such New York court or, to the extent permitted by law, in such federal court. Each Party hereto agrees that a final judgment in any such Action or Proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any Action or Proceeding relating to this Agreement against the other Party or its properties in the courts of any jurisdiction.
(a)    Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:
(i)    any objection which it may now or hereafter have to the laying of venue of any Action or Proceeding arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County, and
(ii)    the defense of an inconvenient forum to the maintenance of such Action or Proceeding in any such court.
Each Party hereto irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 13.01. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Law.

13.14    Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.
13.15    Limitation on Certain Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, SPECULATIVE, EXEMPLARY, OR PUNITIVE DAMAGES (COLLECTIVELY, “CONSEQUENTIAL DAMAGES”) FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT ANY LOSSES ARISING OUT OF THIRD PARTY CLAIMS FOR WHICH A PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES. FOR THE AVOIDANCE OF DOUBT, AN ACTION FOR THE PAYMENT OF THE PURCHASE PRICE SHALL NOT BE CONSIDERED CONSEQUENTIAL DAMAGES.
13.16    Disclosures. Seller or Purchaser may, at its option, include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. In no event shall the inclusion of any matter in the Disclosure Schedules be deemed or interpreted to broaden Seller’s or Purchaser’s representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in the Disclosure Schedules shall not be deemed an admission by Seller or Purchaser that such item represents a material exception or fact, event, or circumstance.

13.17    Facsimile Signature; Counterparts. This Agreement may be executed by facsimile signature in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.

“Purchaser”

NRG YIELD OPERATING LLC
A Delaware limited liability company

By:	/s/ Chad Plotkin
Name:	Chad Plotkin
Title:	Senior Vice President, Chief Financial Officer & Treasurer

“Seller”

NRG GAS DEVELOPMENT COMPANY, LLC, a Delaware limited liability company

By:	/s/ Gaetan Frotte
Name:	Gaetan Frotte
Title:	Treasurer

Signature Page for Carlsbad PSA